Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INPHI CORPORATION,

a Delaware corporation

CATALINA ACQUISITION CORPORATION,

a Delaware corporation

CORTINA SYSTEMS, INC.,

a Delaware corporation

AND

BRUCE MARGETSON, AS STOCKHOLDERS’ AGENT

July 30, 2014

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Written Consent

Exhibit C	Form of Release and Joinder

Exhibit D	Form of Certificate of Merger

Exhibit E	Form of Letter of Transmittal

Exhibit F	Form of SpinCo Organizational Documents

Exhibit G	Form of SpinCo Asset Transfer Agreement

Exhibit H-1	Form of SpinCo License Agreement

Exhibit H-2	Form of SpinCo Transition Services Agreement

Exhibit I	Form of Registration Rights Agreement

LIST OF SCHEDULES

Schedule 1.1(a)	Knowledge Group

Schedule 1.1(b)	Pre-Closing Tax Schedule

Schedule 1.1(c)	Executive Officers – Retention Bonus Plan Participants

Schedule 6.10	Definition of the Excluded Business

Schedule 6.13	Contracts to be Terminated

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 30, 2014 by and among Inphi Corporation, a Delaware corporation (“Acquiror”), Catalina Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned Subsidiary of Acquiror, Cortina Systems, Inc., a Delaware corporation (“Target”) and Bruce Margetson, the stockholders’ representative for Target (“Stockholders’ Agent”), solely in his capacity as such.

RECITALS

A.     Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, the Boards of Directors of Target and Merger Sub have approved the Merger;

B.     In connection with the Merger, the outstanding shares of Target Series D Preferred Stock at the Effective Time will be converted into the right to receive a portion of the Merger Consideration, and all other Target Capital Stock will be cancelled and retired, upon the terms and subject to the conditions of this Agreement;

C.     Acquiror, Merger Sub, Target and Stockholders’ Agent shall, together with U.S. Bank, National Association, as an escrow agent (the “Escrow Agent”) enter into an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which Acquiror will contribute (i) the Indemnity Escrow Amount to an Indemnity Escrow Fund on the Closing Date, (ii) the IP Escrow Amount to an IP Escrow Fund on the Closing Date, and (iii) the Commercial Escrow Amount to the Commercial Escrow Fund on the Closing Date, in each case, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Section 9;

D.     Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger;

E.     Prior to delivery of this Agreement, and as a condition and inducement for Acquiror’s willingness to have entered into this Agreement, ten (10) employees of Target (each of such ten employees, a “Key Employee”) has executed and delivered to Acquiror an employment agreement and a proprietary rights and inventions agreement with Acquiror, in each case, to become effective upon the Closing and satisfactory in form and substance to Acquiror (each a “Key Employee Agreement”);

F.     Immediately following the execution of this Agreement, in order to induce Acquiror and Merger Sub to enter into this Agreement, (i) the executive officers of Target and the members of Target’s board of directors (to the extent such individuals are stockholders in their individual capacity), along with (ii) the stockholders of Target holding (a) at least a majority of the outstanding shares of Target Capital Stock, voting together as a single class on an as-converted basis, (b) at least a majority of the outstanding shares of Target Preferred Stock, voting together as a single class on an as-converted basis, and (c) at least a majority of the outstanding shares of Target Series D Preferred Stock, voting together as a single class on an as-converted basis, shall deliver to Acquiror and executed Written Consent in the form attached hereto as Exhibit B (the “Executed Written Consent”) adopting, among other things, this Agreement;

G.     Prior to the Closing, and as a condition to the obligations of Target, Acquiror and Merger Sub to consummate the Merger, each of Target, the applicable Subsidiaries of Target, and SpinCo shall execute and deliver the Spin-Off Documentation to which it is a party, pursuant to which (i) assets and liabilities pertaining to the Excluded Business will be transferred by Target and its applicable Subsidiaries to SpinCo, and (ii) Acquiror and SpinCo shall agree on certain terms and conditions regarding the licensing of certain assets, transition services, and indemnification, all in accordance with Section 6.10 and the Spin-Off Documentation (collectively, the “Spin-Off Transaction”);

H.     The parties hereto acknowledge that the Merger will be treated as a taxable sale of the Target Capital Stock for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.   Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2001 Plan” has the meaning set forth in Section 3.5(a)

“2011 Plan” has the meaning set forth in Section 3.5(a)

“401(k) Plan” has the meaning set forth in Section 6.9(d)

“409A Plan” has the meaning set forth in Section 3.23(k).

“Accrued Employee Liabilities” has the meaning set forth in Section 6.9(b).

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Benefit Plans” has the meaning set forth in Section 6.9(f).

“Acquiror Financial Statements” has the meaning set forth in Section 4.8.

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.2(a).

“Acquiror Material Adverse Effect” means any event, change or effect that is, or is reasonably likely to be, materially adverse to the financial condition, properties, assets, liabilities, business, operations, or results of operations of Acquiror and its Subsidiaries taken as a whole (rather than any division or business unit individually), other than any event, change or effect resulting from (i) changes in general U.S. or global economic, financial or political conditions, (ii) changes generally affecting the specific industry in which Acquiror operates or participates, (iii) any act of terrorism, war, calamity or act of God, or escalation or material worsening of any such acts of terrorism, war, calamity or act of God, (iv) changes in Applicable Law or applicable accounting regulations or principles or interpretations thereof, (v) any failure by Acquiror to meet internal or other estimates, predictions, projections, analysts’ estimates, market expectations, or forecasts, including as provided to the other party by Acquiror or any of its representatives (provided, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, an Acquiror Material Adverse Effect; provided, further, that this clause (v) shall not be construed as implying any party hereto is making any representation or warranty hereunder with regard to any such estimates, predictions, projections or forecasts), (vi) the announcement or pendency of any of the transactions contemplated by this Agreement, including the Spin-Off Transaction, or any other related transaction document or the identity of the parties, (vii) the taking of any action by Target or any of Target’s Subsidiaries, or the taking of any action by Acquiror approved in writing by Target or that are otherwise permitted under the terms of this Agreement, (viii) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 5.3 and (ix) a decline in the price or trading volume of Acquiror Stock on the NYSE (provided, that the facts giving rise or contributing to any such decline may be deemed to constitute, or be taken into account in determining whether there has been, an Acquiror Material Adverse Effect).

“Acquiror RSUs” means restricted stock units of Acquiror.

“Acquiror SEC Documents” has the meaning set forth in Section 4.8.

“Acquiror Stock” means the Common Stock, par value $0.001, of Acquiror.

“Acquiror Stock Merger Consideration” means 5,274,625 shares of Acquiror Stock.

“Acquiror Welfare Plans” has the meaning set forth in Section 6.9(f).

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Affiliate” or “Affiliates” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Laws” has the meaning set forth in Section 6.6(c).

“Applicable Law” means, collectively, all federal, state, provincial foreign or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Appraisal Rights Period” means the period of time during which a Stockholder must demand appraisal of such Stockholder’s Target Common Stock as contemplated by 262 of Delaware Law.

“Average Collection Period” means the average period of time between invoice date and collection date with respect to all invoices that have been issued during the 12 months ended June 30, 2014 by Target to Uniquest, Paltek, Flextronics Mexico, Dragon and Celestica (the “Designated Customers”). For the avoidance of doubt, the parties have previously agreed that the average collection period will be calculated based on the total account, including invoices for products from the Excluded Business.

“Basket” has the meaning set forth in Section 9.2(c).

“Bridge Period” means the period between the Cutoff Date through and including the Closing Date. For the avoidance of doubt, the Bridge Period for a Friday Closing Date would begin at 12:00 a.m. California time Thursday through 11:59 p.m. California time Friday, assuming no holidays.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in the State of California are required or authorized by Applicable Law to remain closed.

“Bylaws” has the meaning set forth in Section 3.1(a).

“Calculation Date” means June 30, 2014.

“Cap” has the meaning set forth in Section 9.2(d).

“Cash Amount” means an amount in cash of $52,524,471 minus the amount of the unpaid Target Transaction Expenses plus Target Cash at Closing minus Target’s Indebtedness at Closing minus the Pre-Closing Tax Estimated Amount minus the aggregate amount of all Early AR Payments plus the aggregate amount of all Late AR Balances up to a maximum of $3.0 million in the aggregate (regardless of collection).

“Cash Disposition” has the meaning set forth in Section 6.15.

“CCC” shall mean the General Corporation Law of the State of California.

“CERCLA” has the meaning set forth in Section 3.21(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Certificates” has the meaning set forth in Section 2.7(c).

“CFRA” has the meaning set forth in Section 3.23(h).

“Change of Control Liability” has the meaning set forth in Section 3.23(f).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” has the meaning set forth in Section 3.23(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Escrow Amount” means $4,150,000.

“Commercial Escrow Fund” has the meaning set forth in the recitals.

“Commercial Escrow Termination Date” has the meaning set forth in Section 9.2(i).

“Confidentiality Agreement” has the meaning set forth in Section 6.4.

“Continuing Employees” has the meaning set forth in Section 6.9(e)

“Contract” means any contract, agreement, commitment or arrangement, whether written or oral.

“Copyrights” means all copyright and mask work rights (including all applications and registrations for each of the foregoing), and all other similar legal rights in works of authority throughout the world, whether or not registered with any applicable Governmental Authority.

“Cutoff Date” means 11:59 p.m. California time on the second Business Day prior to the Closing Date. For the avoidance of doubt, the Cutoff Date for a Friday Closing Date would be 11:59 p.m. California time Wednesday, assuming no holidays.

“Designated AR List” means each invoice for Transport, HSIO or Legacy product issued to a Designated Customer that is unpaid at July 30, 2014 and each such invoice issued thereafter up to the Cutoff Date.

“D&O Tail Policy” has the meaning set forth in Section 6.16.

“Damages” has the meaning set forth in Section 9.2(a).

“Delaware Law” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 2.6(e).

“Dissenting Stockholder” has the meaning set forth in Section 2.6(e).

“Early AR Payment” shall mean the payment of any invoice on the Designated AR List which, according to the Estimated Payment Collection Date for such invoice, should have been received after the Closing Date but was instead received during the 30-day period prior to the beginning of the Bridge Period. An Early AR Payment reflects an invoice amount which, according to the Estimated Payment Collection Date, was expected to be an outstanding accounts receivable at the Closing but due to the early payment thereof, the receivable was no longer outstanding. All Early AR Payments will be deducted from the Cash Amount.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable title interest , preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature (other than restrictions under securities laws of any jurisdiction), whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding with respect to Intellectual Property Rights, any non-exclusive licenses granted by Target thereunder.

“Engagement” has the meaning set forth in Section 10.11.

“Environmental Laws” has the meaning set forth in Section 3.21(a)(i).

“ERISA” has the meaning set forth in Section 3.23(a).

“ERISA Affiliate” has the meaning set forth in Section 3.23(a).

“Escrow Agent” has the meaning set forth in the recitals.

“Escrow Agreement” has the meaning set forth in the recitals.

“Escrow Amounts” means the Indemnity Escrow Amount, the IP Escrow Amount and the Commercial Escrow Amount, and “Escrow Amount” shall mean any of them, as the context requires.

“Escrow Funds” mean collectively the Indemnity Escrow Fund, the IP Escrow Fund and the Commercial Escrow Fund, and “Escrow Fund” shall mean any of them, as the context requires.

“Estimated Payment Collection Date” means the date on which payment of an invoice to a Designated Customer would be expected based on the elapsed time between the invoice date and the end of the Average Collection Period. For illustrative purposes only, if the Average Collection Period is 30 days, the Estimated Payment Collection Date for a Designated Customer invoice dated December 31 would be January 30, irrespective of the actual collection time between invoice date and collection date for that invoice for such Designated Customer.

“Exchange Act” has the meaning set forth in Section 3.4(b).

“Excluded Assets” means all assets of any kind, including tangible assets, Software and other Technology, Intellectual Property Rights, and Contracts which are assigned and transferred to SpinCo in connection with the Spin-Off Transaction.

“Excluded Business” has the meaning set forth in Section 6.10.

“Excluded Share” or “Excluded Shares” means any share of Target Common Stock that is owned by Target or any direct or indirect Subsidiary of Target, and in each case not held on behalf of third parties.

“Executed Written Consent” has the meaning set forth in Recital F.

“Executive Officer” means each Target Retention Bonus Plan Participant who is listed on Schedule 1.1(c).

“Existing D&O Policy” has the meaning set forth in Section 6.17.

“FCPA” has the meaning set forth in Section 3.28.

“Foreign Target Employee Plan” has the meaning set forth in Section 3.23(o).

“Fully Diluted Shares Outstanding” means the sum of (i) the number of shares of Target Capital Stock outstanding immediately prior to the Effective Time on an as converted to Target Common Stock basis, plus (ii) the number of shares of Target Common Stock issuable pursuant to the Target Options (including both vested and unvested Target Options) outstanding immediately prior to the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 9.2(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.3.

“Hazardous Materials” has the meaning set forth in Section 3.21(a)(ii).

“HIPAA” has the meaning set forth in Section 3.23(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnity Escrow Amount” means $15,750,000; provided, however, that if at the conclusion of the Appraisal Rights Period the holders of ten percent (10%) or more of the Fully Diluted Shares Outstanding have validly exercised dissenter or appraisal rights, and have not withdrawn or forfeited such rights, then the Escrow Amount shall mean $18,900,000.

“Indemnity Escrow Fund” has the meaning set forth in the recitals.

“Indemnity Escrow Termination Date” means the date which is twelve (12) months following the Closing Date.

“IP Escrow Amount” means $750,000.

“IP Escrow Fund” has the meaning set forth in the recitals.

“IP Escrow Termination Date” has the meaning set forth in Section 9.2(h).

“Indebtedness” means (i) all obligations for borrowed money, advancement of funds or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, guarantees, prepayment penalties, fees or other charges related thereto, as well as any interest or other premium accrued thereon, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements, as well as any interest or other premium thereon, and (iii) all capital lease or similar obligations; provided, however, that for the purposes of this Agreement, any obligations under the “Palladium Equipment Lease” shall be excluded from Indebtedness.

“Indemnifying Party” or “Indemnifying Parties” means the Stockholders and the Target Retention Bonus Plan Participants.

“Information Systems” has the meaning set forth in Section 3.12(b).

“International Trade Law” has the meaning set forth in Section 3.27.

“Intellectual Property Rights” means any and all of the following in any country: (i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, (iv) Copyrights, (v) rights in Trade Secret, including as may be embodied by non-public invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights, and (vi) all other intellectual property rights (arising under the Applicable Law of any jurisdiction).

“IRS” means the Internal Revenue Service of the United States.

“Key Employee” has the meaning set forth in Recital E.

“Key Employee Agreement” has the meaning set forth in Recital E.

“Knowledge” of Acquiror means the actual knowledge of any individual currently serving as an executive officer or director of Acquiror after reasonable inquiry of such individual’s direct reports.

“Knowledge” of Target means the actual knowledge of the individuals in Section 1.1(a) of the Target Disclosure Schedule, after reasonable inquiry. As used in this definition, “reasonable inquiry” shall mean such individual’s actual knowledge after reasonable inquiry of the officers and directors of Target, and other employees of Target who report directly to such individual or who would be reasonably believed to have knowledge of such matters.

“Late AR Balance” means the amount of any unpaid invoice on the Designated AR List which, according to the Estimated Payment Collection Date for such invoice, should have been received during the 30-day period ending on the Cutoff Date, but was not received. Any Late AR Balance as of the Cutoff Date, up to a maximum of $3.0 million in the aggregate, shall be made as part of the Merger Consideration (regardless of collection). For clarity, this additional Merger Consideration shall not be considered with respect to the amount of the Indemnity Escrow Fund.

“Late AR Payment” means the payment of any invoice on the Designated AR List which, according to the Estimated Payment Collection Date for such invoice, should have been received on or before the beginning of the Bridge Period but was instead received during the Bridge Period and through the 30-day period after the Closing Date. The aggregate amount of Late AR Payments in excess of $3.0 million shall be paid to the Escrow Agent for distribution to the Stockholders and Target Retention Bonus Plan Participants upon the first distribution made by the Escrow Agent. Such amount shall not be considered part of any of the Escrow Funds, and shall not be accessible by any Acquiror Indemnifed Person for indemnification under this Agreement or any other purpose. For the avoidance of doubt, any payments received more than 30 days after the Closing Date for any invoices on the Designated AR List or otherwise, irrespective of invoice date, shall not be a Late AR Payment and shall remain with Acquiror.

“Lease” or “Leases” has the meaning set forth in Section 3.16.

“Material Contract” has the meaning set forth in Section 3.15(a).

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” means the Cash Amount plus the Acquiror Stock Merger Consideration plus the SpinCo Equity minus the Indemnity Escrow Amount plus the Indemnity Escrow Amount (or portion thereof) if, as and when payable from the Indemnity Escrow Fund in accordance with the provisions of this Agreement and the Escrow Agreement, minus the IP Escrow Amount plus the IP Escrow Amount (or portion thereof) if, as and when payable from the IP Escrow Fund in accordance with the provisions of this Agreement and the Escrow Agreement, minus the Commercial Escrow Amount plus the Commercial Escrow Amount (or portion thereof) if, as and when payable from the Commercial Escrow Fund in accordance with the provisions of this Agreement and the Escrow Agreement, minus the Stockholders’ Agent’s Expense Fund plus the Stockholders’ Agent’s Expense Fund (or portion thereof) if, as and when payable from the Stockholders’ Agent’s Expense Fund in accordance with the provisions of this Agreement and the Escrow Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that the SpinCo Equity shall be treated as part of the Merger Consideration and as part of the consideration for the Merger solely for the purposes of the certificate of incorporation of Target and tax reporting, and not for any other purpose.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right.”

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means any Software (other than Public Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than Fifty Thousand Dollars ($50,000) per license.

“Officer’s Certificate” has the meaning set forth in Section 9.3(a).

“Open License” means any license of open source code, which includes but is not limited to (i) any license meeting the definition of Open Source promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html.; or (ii) any such license that requires as a condition of redistribution of works made available under such license, that modifications and/or derivative works thereof prepared by the licensee by distributed and licensed (a) in Source Code form, (b) for the purpose of making modifications or derivative works, and (c) free or for a nominal or otherwise limited charge. Open Licenses shall be deemed to include GPL, LGPL, Mozilla Public License, BSD, MIT, Boost Software License and the Beer-Ware Public Software License.

“Patents” means all issued patents (including utility and design patents) and pending patent applications filed with any Registration Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Payment Agent” has the meaning set forth in Section 2.7(a).

“Payment Due Date” means, in respect of any payment or account receivable for a given contract for the businesses listed on Schedule 1.1(c), (a) the date that is equal to (i) the date of the invoice relevant to such payment or account receivable; plus (ii) a number of days equal to the historical average over the twelve (12) month period prior to the Calculation Date of the number of days that elapsed between the date of an invoice under such contract and the date of receipt by Target of payment in respect of such invoice, or (b) as otherwise agreed between the parties.

“Payment Schedule” has the meaning set forth in Section 2.6(g).

“Pension Plan” has the meaning set forth in Section 3.23(d).

“Per Participant Cash Amount” means, with respect to each Target Retention Bonus Plan Participant, the product of (i) ten percent (10%) of the Merger Consideration (excluding SpinCo Equity), as the amount of such Merger Consideration is determined by the Board of Directors of Target in accordance with this Agreement immediately prior to the Effective Time multiplied by (ii) the Pro Rata Portion of such Target Retention Bonus Plan Participant. The amount set forth in clause (i) above shall be referred to herein as the “Carve Out Cash Amount.”

“Per Participant Escrow Amount” means, with respect to each Target Retention Bonus Plan Participant, the product of (i) ten percent (10%) of the sum of all Escrow Amounts multiplied by (ii) the Pro Rata Portion of such Target Retention Bonus Plan Participant.

“Per Participant Stockholders’ Agent’s Expense Amount” means, with respect to each Target Retention Bonus Plan Participant, the product of (i) ten percent (10%) of the Stockholders’ Agent’s Expense Amount multiplied by (ii) the Pro Rata Portion of such Target Retention Bonus Plan Participant.

“Per Share Acquiror Stock Consideration” means the quotient of (i) the Acquiror Stock Merger Consideration divided by (ii) the Series D Total Amount.

“Per Share Cash Amount” means the quotient of (i)(A) the Cash Amount minus (B) the Carve Out Cash Amount, divided by (ii) the Series D Total Amount.

“Per Share Escrow Amount” means the quotient of (i) ninety percent (90%) of the sum of all Escrow Amounts divided by (ii) the Series D Total Amount.

“Per Share SpinCo Equity Amount” means the quotient of (i) the issued and outstanding shares of SpinCo Equity divided by (ii) the Series D Total Amount.

“Per Share Stockholders’ Agent’s Expense Amount” mean the quotient of (i) ninety percent (90%) of the Stockholders’ Agent’s Expense Amount divided by (ii) the Series D Total Amount.

“Person” means any individual, company, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity, Governmental Entity or other entity.

“Pre-Closing Tax Estimated Amount” means Target’s good faith estimate (after review and consultation with Acquiror) as of the Closing of the taxes payable, with respect to the Pre-Closing Tax Period, for the categories of Taxes reflected on the Pre-Closing Tax Schedule.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.9.

“Pre-Closing Tax Schedule” means the schedule of categories of Taxes set forth on Schedule 1.1(b).

“Preferred Holders” means all of the holders of Target Preferred Stock of record as of immediately prior to the Effective Time.

“Pro Rata Portion” means (a) with respect to any Stockholder, an amount equal to the quotient obtained by dividing (i) the number of Target Series D Preferred Stock held of record by such Stockholder as of immediately prior to the Effective Time, by (ii) the Series D Total Amount, (b) with respect to any Target Retention Bonus Plan Participant, an amount equal to the quotient obtained by dividing (i) their respective entitlement to payment under the Target Bonus Retention Plan, by (ii) the aggregate entitlement to payments for all Target Retention Bonus Plan Participants; and (c) with respect to any Indemnifying Party, an amount equal to the quotient obtained by dividing (i) such Indemnifying Party’s portion of the Merger Consideration and/or entitlement to payments under the Target Retention Bonus Plan, by (ii) the aggregate Merger Consideration (excluding SpinCo Equity); provided, however, that with respect to any Excess Indemnification Liability, the Pro Rata Portion of an Indemnifying Party shall be equal to the quotient obtained by dividing (y) such Indemnifying Party’s portion of the Merger Consideration (excluding SpinCo Equity) and/or entitlement to payments under the Target Retention Bonus Plan, by (z) the aggregate Merger Consideration (excluding SpinCo Equity) payable to all Indemnifying Parties other than Target Retention Bonus Plan Participants who are not Executive Officers.

“Public Software” means any Software that is licensed under or is otherwise subject to an Open License.

“RCRA” has the meaning set forth in Section 3.21(a)(i).

“Registered Intellectual Property” means all Intellectual Property Rights for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Registration Rights Agreement” has the meaning set forth in Section 6.18.

“Registration Statement” has the meaning set forth in Section 6.18.

“Release Date” means, with respect to the Indemnity Escrow Fund, the IP Escrow Fund and the Commercial Escrow Fund, a date no later than three (3) Business Days after the Indemnity Escrow Termination Date, IP Escrow Termination Date or the Commercial Escrow Termination Date, respectively.

“Rental Amount” has the meaning set forth in Section 6.20.

“Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Acquiror, from those Representatives of Target identified by Acquiror as to all amounts paid, owed and to be owed by Target or any Subsidiary of Target with respect to services performed by them through the Closing Date (or following the Closing Date) with respect to the transactions contemplated by the Agreement that constitute Target Transaction Expenses.

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Required Contract Consents” has the meaning set forth in Section 7.2(e).

“Required Target Financials” has the meaning set forth in Section 6.18.

“Restated Certificate” has the meaning set forth in Section 3.1(a).

“Retained Business” means all of the Target Business other than the Excluded Business.

“Returns” has the meaning set forth in Section 3.22(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Series D Holders” means the holders of Target Series D Preferred Stock of record as of immediately prior to the Effective Time.

“Series D Total Amount” means the total number of shares of Target Series D Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

“Software” means any computer software, libraries or other similar code (including middleware and firmware), whether in Source Code or binary executable form.

“Solicitation Statement” means a solicitation statement and notice of stockholder action by less than unanimous written consent for the solicitation of approval of the Stockholders describing this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby.

“Source Code” human readable source code underlying Software written in programming languages intended for compilation (i.e., software code in its original, human readable, un-compiled form), together with all extracts, portions and segments thereof.

“SpinCo” has the meaning set forth in Section 6.10(a).

“SpinCo Equity” means, collectively, any and all shares of SpinCo, which represent 100% of the equity or ownership interests of any kind in or of SpinCo.

“Spin-Off Documentation” has the meaning set forth in the last paragraph of Section 6.10.

“Spin-Off Transaction” has the meaning set forth in Recital G.

“Stockholder” means any holder of Target Capital Stock.

“Stockholders’ Agent” has the meaning set forth in the introductory paragraph.

“Stockholders’ Agent’s Expense Amount” means $100,000.

“Stockholders’ Agent’s Expense Fund” has the meaning set forth in Section 9.5(e).

“Straddle Period” has the meaning set forth in Section 6.14(b).

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns or controls, directly or indirectly, a majority of the outstanding equity securities, financial interests or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person (or is entitled to the majority of the profits or holds a majority of the partnership or similar interests of such Person), provided that with respect to Target, SpinCo shall not be deemed to constitute a Subsidiary.

“Subsidiary Ownership Interests” has the meaning set forth in Section 3.5(f).

“Sunnyvale Facility” has the meaning set forth in Section 6.20.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target” has the meaning set forth in the introductory paragraph.

“Target Balance Sheet” has the meaning set forth in Section 3.7.

“Target Balance Sheet Date” has the meaning set forth in Section 3.6.

“Target Business” means the businesses and operations of Target and its Subsidiaries as currently conducted, other than the Excluded Business.

“Target Cash” means all cash and cash equivalents held by Target.

“Target Capital Stock” has the meaning set forth in Section 3.5(a).

“Target Common Stock” has the meaning set forth in Section 3.5(a).

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plans” has the meaning set forth in Section 3.23(a).

“Target Financial Statements” has the meaning set forth in Section 3.4(a).

“Target Incentive Plan” or “Target Incentive Plans” has the meaning set forth in Section 3.5(a).

“Target Intellectual Property” means the Target Owned Intellectual Property and the Target Licensed Intellectual Property.

“Target Licensed Intellectual Property” means Intellectual Property Rights owned by any Person other than Target or a Subsidiary of Target (i) that are licensed to Target or any Subsidiary of Target or (ii) for which Target or any Subsidiary of Target has received from such Person a covenant not to sue or assert or other immunity from suit.

“Target Material Adverse Effect” means, with respect to Target and its Subsidiaries, taken as a whole, any event, change or effect that is, or is reasonably likely to be, materially adverse to the financial condition, properties, assets, liabilities, business, operations, or results of operations of Target and its Subsidiaries, taken as a whole, other than any event, change or effect resulting from (i) changes in general U.S. or global economic conditions, to the extent that they do not have a materially disproportionate effect on Target; (ii) changes generally affecting the specific industry in which Target operates, to the extent that they do not have a materially disproportionate effect on Target relative to other industry participants, (iii) any act of terrorism, war, calamity or act of God, or material escalation of any such acts of terrorism, war, calamity or act of God to the extent that such act does not have a materially disproportionate effect on Target, (iv) changes in Applicable Law or applicable accounting regulations or principles or interpretations thereof, (v) any failure by such entity or group of entities to meet internal or other estimates, predictions, projections or forecasts, including as provided to the other party by such entity or group of entities or any of their representatives (provided, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Target Material Adverse Effect; provided, further, that this clause (v) shall not be construed as implying any party hereto is making any representation or warranty hereunder with regard to any such estimates, predictions, projections or forecasts), (vi) the announcement or pendency of any of the transactions contemplated by this Agreement or any other related transaction document or the identity of the parties, or (vii) with respect to the Target or any of the Target’s Subsidiaries, (A) any change to the extent from the Spin-Off Transaction, (B) the taking of any action by Acquiror or any of Acquiror’s Subsidiaries, or the taking of any action by the Target approved in writing by Acquiror or that are otherwise permitted under the terms of this Agreement, and (C) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 5.1 hereof with respect to which Acquiror has refused, upon the Target’s written request, to provide a waiver.

“Target Owned Intellectual Property” means all (i) Intellectual Property Rights solely owned by Target or any Subsidiary of Target, or that are purported by Target or any Subsidiary of Target to be solely owned by Target, and (ii) Intellectual Property Rights in which Target or any Subsidiary of Target has any joint ownership interest or in which Target purports to have any joint ownership interest to the extent of such ownership interest, but excluding in each of cases (i) and (ii) Intellectual Property Rights that are Excluded Assets, to the extent SpinCo’s ownership interest therein.

“Target Options” has the meaning set forth in Section 3.5(a).

“Target Parties” has the meaning set forth in Section 10.11(a).

“Target Preferred Stock” has the meaning set forth in Section 3.5(a).

“Target Product” or “Target Products” means each and all products manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of Target or any Subsidiary of Target at any time prior to the date of this Agreement, including any components, elements, parts, integrated circuits, tools, software, firmware, games and middleware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, hardware and equipment thereof, excluding in each case products of the Excluded Business.

“Target Registered Intellectual Property” means all Registered Intellectual Property that is included in the Target Owned Intellectual Property.

“Target Retention Bonus Plan” means the Amended and Restated Key Employee Retention Plan of Target.

“Target Retention Bonus Plan Participants” means those individuals who participate in the Target Retention Bonus Plan.

“Target Series D Preferred Stock” has the meaning set forth in Section 3.5(a).

“Target Source Code” means the Source Code for all Software that is Target Technology (including Source Code to Target Products that are Software).

“Target Technology” means (i) all Target Products, and (ii) all other Technology for which the underlying Intellectual Property Rights are owned by Target or any Subsidiary of Target or purported to be owned by or licensed to Target or any Subsidiary of Target (excluding Intellectual Property Rights that are Excluded Assets) that is used by or on behalf of Target or any Subsidiary of Target in connection with conduct of the Target Business, including Technology relating to the design, manufacture, testing and maintenance of the Target Products.

“Target Transaction Expenses” means the unpaid Transaction Expenses incurred by or owed by Target or any Subsidiary of Target in connection with the transactions contemplated by this Agreement, as well as any other expenses, payments or amounts that are explicitly designated as Target Transaction Expenses pursuant to any provision of this Agreement, but specifically excluding any and all payments to be made pursuant to the Target Retention Bonus Plan to the participants in the Target Retention Bonus Plan; provided, however, that the reasonable fees and expenses associated with the preparation or filing of any audited financial statements of Target (excluding the Excluded Business), shall be borne equally by Acquiror and Target. In addition, fees incurred in connection with the preparation and filing of any final statutory audit returns for any of Target’s Subsidiaries, excluding SpinCo, shall not be Target Transaction Expenses and shall be paid by Acquiror.

“Target’s Current Facilities” has the meaning set forth in Section 3.21(b).

“Target’s Facilities” has the meaning set forth in Section 3.21(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.22(a).

“Tax Contest” has the meaning set forth in Section 6.14(d).

“Technology” means all tangible items constituting, disclosing or embodying any Intellectual Property Rights, including all versions thereof and all technology from which such items were or are derived, including (i) works of authorship (including software, firmware, games and middleware in Source Code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, and know how; (iv) databases, data compilations and collections, and customer and technical data; (v) methods and processes; and (vi) devices, prototypes, designs, specifications and schematics.

“Terminating Employees” has the meaning set forth in Section 6.9(b).

“Top Customer” has the meaning set forth in Section 3.18.

“Top Supplier” has the meaning set forth in Section 3.18.

“Total WARN Employee Base” has meaning set forth in Section 6.9(l).

“Trade Secrets” means all proprietary, confidential and/or non-public information, however documented, constituting trade secrets within the meaning of Applicable Law.

“Trademarks” means all rights, whether or not registered with any applicable Government Authority, corresponding to trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing) other than Copyrights. The transfer of ownership of Trademarks in connection with the transactions contemplated by this Agreement includes all goodwill business appurtenant thereto.

“Transaction Expenses” means any fee, cost, expense, payment, or expenditure (whether incurred prior to or on the date of the Agreement, between the date of the Agreement and the Effective Time or at or after the Effective Time) that: (i) relates directly or indirectly to (a) the proposed disposition of all or a portion of the business of Target and its Subsidiaries, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of Target and its Subsidiaries, (b) the investigation and review conducted by Acquiror and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of Target and its Subsidiaries, with respect to the business of Target and its Subsidiaries (and the furnishing of information to Acquiror and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (c) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Target Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the Merger, and the obtaining of any Required Consents to be obtained in connection with any of such transactions, or (e) the consummation of the Merger or any of the transactions contemplated by this Agreement; or (ii) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated by this Agreement, other than as a result of actions of or on behalf of Acquiror or its Subsidiaries after the Closing.

“Transferred Employees” has the meaning set forth in Section 6.9(b).

“Transition Employee” has the meaning set forth in Section 6.9(b).

“Treasury Regulations” means the United States Treasury Regulations.

“Viruses” has the meaning set forth in Section 3.9(j).

“WARN” has the meaning set forth in Section 3.23(m).

“WARN Pro Rata Liability” has the meaning set forth in Section 6.9(l)

“Waiver” has the meaning set forth in Section 6.9(b).

“WSGR” has the meaning set forth in Section 10.11(a).

2.1   The Merger.

2.1  The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit D (the “Certificate of Merger”) and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

2.2  Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time mutually agreed upon by Acquiror and Target, but no later than five (5) Business Days after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof (the “Closing Date”). The Closing shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto CA 94304, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the time of the filing of the Certificate of Merger being the “Effective Time”).

2.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Notwithstanding the foregoing, as a result of the Spin-Off Transaction to be consummated effective as of immediately prior to the Effective Time, the property, rights, privileges, powers, franchises, debts, liabilities and duties referred to in the immediately preceding sentence of this Section 2.3 shall not include those that are transferred to SpinCo pursuant to the Spin-Off Transaction.

2.4  Certificate of Incorporation; Bylaws.

(a)     At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation may be amended with respect to the name of the Surviving Corporation.

(b)     The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5  Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6  Effect on Capital Stock; Target Retention Bonus Plan Participants.

(a)     Target Series D Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any Target Capital Stock, each share of Target Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares and any Excluded Shares) shall be cancelled and converted into the right to receive (without interest):

(i)     an amount of cash equal to (A) the Per Share Cash Amount, less (B) the Per Share Escrow Amount less (C) the Per Share Stockholders’ Agent’s Expense Amount with respect to such share of Target Series D Preferred Stock;

(ii)     that number of shares of Acquiror Stock (or a fraction of a share of Acquiror Stock, as the case may be) as is equal to the Per Share Acquiror Stock Consideration;

(iii)     any cash to be released from the Indemnity Escrow Fund in respect of such share of Target Series D Preferred Stock in accordance with Section 9, if, as and when such release is required to be made;

(iv)     any cash to be released from the IP Escrow Fund in respect of such share of Target Series D Preferred Stock in accordance with Section 9, if, as and when such release is required to be made;

(v)     any cash to be released from the Commercial Escrow Fund in respect of such share of Target Series D Preferred Stock in accordance with Section 9, if, as and when such release is required to be made; and

(vi)     any cash to be released from the Stockholders’ Agent’s Expense Fund in respect of such share of Target Series D Preferred Stock in accordance with Section 9, if, as and when such release is required to be made;

provided, that, if the value of the Merger Consideration payable to the Target Series D Preferred Stock exceeds the aggregate liquidation preference of the Target Series D Preferred Stock as set forth in the Restated Certificate, any amount in excess of such aggregate liquidation preferences shall be distributed in accordance with the Restated Certificate.

(b)     Other Target Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any Target Capital Stock, each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time, including any Excluded Share, each share of Target Common Stock and each share of Target Preferred Stock (but excluding the Target Series D Preferred Stock), and any and all rights, benefits, preferences and privileges associated with such share of Target Capital Stock, shall no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall cease to exist.

(c)     Target Stock Options. No Target Options, whether vested or unvested, shall be assumed by Acquiror in the Merger, and Target shall take all action that is, in the reasonable determination of the Target after consulting with Acquiror, to cause each outstanding Target Option to terminate immediately prior to the Effective Time in accordance with Applicable Law, the Target Incentive Plans, the applicable Contract relating to such Target Option and Section 6.8.

(d)     Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)     Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into Merger Consideration (if such share is Target Series D Preferred Stock) but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law, if any. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Target Capital Stock, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, which consent will not be unreasonably withheld, conditioned or delayed, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (“Dissenting Stockholder”) who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares which were Target Series D Preferred Stock shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Target Series D Preferred Stock, the portion of the Merger Consideration to which such Series D Holder would otherwise be entitled under this Section 2.6 and the Certificate of Merger less the portions of the Escrow Amounts to be contributed to the Escrow Funds on behalf of such Series D Holder in accordance with such holder’s Pro Rata Portion pursuant to Section 2.10 hereof.

(f)     Target Retention Bonus Plan Participants. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any Target Capital Stock, the rights and benefits of each Target Retention Bonus Plan Participant under the Target Retention Bonus Plan shall be converted into the right to receive (without interest):

(i)     an amount of cash equal to (A) the Per Participant Cash Amount of such Target Retention Bonus Plan Participant, less (B) the Per Participant Escrow Amount of such Target Retention Bonus Plan Participant less (C) the Per Participant Stockholders’ Agent’s Expense Amount of such Target Retention Bonus Plan Participant;

(ii)     any cash to be released from the Indemnity Escrow Fund to such Target Retention Bonus Plan Participant in accordance with Section 9, if, as and when such release is required to be made;

(iii)     any cash to be released from the IP Escrow Fund to such Target Retention Bonus Plan Participant in accordance with Section 9, if, as and when such release is required to be made;

(iv)     any cash to be released from the Commercial Escrow Fund to such Target Retention Bonus Plan Participant in accordance with Section 9, if, as and when such release is required to be made; and

(v)     any cash to be released from the Stockholders’ Agent’s Expense Fund to such Target Retention Bonus Plan Participant in accordance with Section 9, if, as and when such release is required to be made.

(g)     Payment Schedule. At the Closing, Target shall deliver to Acquiror the Representative Confirmation Letters and a definitive Payment Schedule (the “Payment Schedule”) certified by the Chief Executive Officer and Chief Financial Officer of Target as of the Effective Time and accurately setting forth: (i) the name of each Stockholder immediately prior to the Effective Time, (ii) the number, class and series of shares of Target Capital Stock held by each Stockholder immediately prior to the Effective Time, including the respective Certificate numbers, (iii) the Pro Rata Portion of each Series D Holder stated as a percentage, (iv) the Pro Rata Portion of each Target Retention Bonus Plan Participant stated as a percentage, (v) the portion of the Cash Amount that each Series D Holder is eligible to receive pursuant to Section 2.6(a)(i), (vi) the portion of the Indemnity Escrow Amount, the IP Escrow Amount, the Commercial Escrow Amount and the Stockholders’ Agent’s Expense Fund to be contributed to each of the Indemnity Escrow Fund, the IP Escrow Fund, the Commercial Escrow Fund and the Stockholders’ Agent’s Expense Fund, respectively, on behalf of each Series D Holder in accordance with such holder’s Pro Rata Portion, (vii) name of each Target Retention Bonus Plan Participant, (viii) the Per Participant Cash Amount of each Target Retention Bonus Plan Participant, (ix) the portion of the Indemnity Escrow Amount, the IP Escrow Amount, the Commercial Escrow Amount and the Stockholders’ Agent’s Expense Fund to be contributed to each of the Indemnity Escrow Fund, the IP Escrow Fund, the Commercial Escrow Fund and the Stockholders’ Agent’s Expense Fund, respectively, on behalf of each Target Retention Bonus Plan Participant in accordance with such participant’s Pro Rata Portion, (x) the aggregate number of shares of Acquiror Stock which each Series D Holder is eligible to receive, (xi) the calculation of the Cash Amount and the calculation of the Acquiror Stock Merger Consideration, and (xii) the amount of Target’s Indebtedness, including the amount of any Indebtedness for borrowed money to be paid by Target prior to or simultaneously with the Closing, and the amount of Target Transaction Expenses, as set forth in the Representative Confirmation Letters, including in each case a breakdown by individual or entity of amounts owed by Target. A preliminary version of the Payment Schedule shall be provided by Target to Acquiror at least five (5) Business Days prior to the Closing.

(h)     Cancellation of Shares. At the Effective Time, each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall cease to exist.

2.7  Surrender of Certificates.

(a)     Payment Agent. American Stock Transfer & Trust Company, LLC shall act as payment agent (the “Payment Agent”) in the Merger.

(b)     Acquiror to Provide Cash and Acquiror Stock. As soon as reasonably practicable after the Effective Time, and in exchange for the shares of Target Series D Preferred Stock outstanding immediately prior to the Effective Time and the cancellation of all other Target Capital Stock, all Target Options outstanding immediately prior to the Effective Time, Acquiror shall deposit with the Payment Agent (i) by wire transfer cash in an amount sufficient to permit the payment of the portion of the Cash Amount to be paid pursuant to Section 2.6(a)(i), which shall not include the Escrow Amount to be deposited with the Escrow Agent pursuant to Section 2.10, (ii) in electronic or book-entry form (A) shares of Acquiror Stock in the amount of the Acquiror Stock Merger Consideration to be delivered pursuant to Section 2.6(a)(ii) and (B) 100% of shares comprising the SpinCo Equity, and (iii) by wire transfer cash in an amount sufficient to permit the payment of the Carve Out Cash Amount to be paid pursuant to Section 2.6(f)(i).

(c)     Exchange Procedures.

(i)     As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail or otherwise deliver to each Series D Holder whose shares of Target Series D Preferred Stock were converted into the right to receive Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Payment Agent) in the form attached hereto as Exhibit E; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Target Series D Capital Stock in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) an amount in cash equal to the portion of the Cash Amount that such holder is eligible to receive pursuant to Section 2.6(a)(i), which shall not include such portion of the Cash Amount to be deposited by Acquiror with the Escrow Agent on such holder’s behalf pursuant to Section 2.10 hereof, and (B) the aggregate number of shares of Acquiror Stock that such holder is eligible to receive pursuant to Section 2.6(a)(ii). The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Series D Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the portion of the Merger Consideration which shall be issued for such Target Series D Preferred Stock.

(ii)     For any Target Retention Bonus Plan Participant who delivers to the Payment Agent any document required by the Target Retention Bonus Plan, including a release (which release shall be in a form mutually satisfactory to Acquiror and Target) (and in addition, if such Target Retention Bonus Plan Participant is an Executive Officer of Target, a Release and Joinder substantially in the form attached hereto as Exhibit C duly executed by such Target Retention Bonus Plan Participant, the Payment Agent shall promptly after the Effective Time deliver to such Target Retention Bonus Plan Participant his or her Per Participant Cash Amount.

(d)     Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target.

(e)     No Liability. Notwithstanding anything to the contrary in this Section 2.7, neither the Payment Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)     Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

2.8  No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Series D Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Series D Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.9  Lost, Stolen or Destroyed Certificates. In the event any Certificates representing Target Series D Preferred Stock shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required to be paid pursuant to Section 2.6; provided, however, that Acquiror or the Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Payment Agent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.10  Escrow Funds.

(a)     On the Closing Date, Acquiror shall deposit the Escrow Amount with the Escrow Agent for the purpose of securing the obligations of the Indemnifying Parties under Sections 6.20 and 9 of this Agreement. On the Closing Date, Target shall deposit (i) the IP Escrow Amount to be held for the benefit of Acquiror pending resolution of certain IP matters, and (ii) the Commercial Escrow Amount pending receipt of certain account receivables. The Indemnity Escrow Fund, the IP Escrow Fund and the Commercial Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement, pursuant to the terms thereof. The Escrow Fund, IP Escrow Fund and Commercial Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. On the Closing Date, Acquiror shall deposit the Stockholders’ Agent Expense Amount in an account as directed in writing by the Stockholders’ Agent at least three (3) Business Days prior to the Closing.

2.11  Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, other than those that are transferred to SpinCo pursuant to the Spin-Off Transaction, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12  Target Retention Bonus Plan Payments. Acquiror shall pay all amounts due and payable under the Target Retention Bonus Plan when due, as set forth on the Payment Schedule.

2.13  SpinCo Shares. In addition to the consideration set forth in Section 2.6, each share of Target Series D Preferred issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares and any Excluded Shares) shall be entitled to receive from Target that number of shares (or fraction of a share) of SpinCo Equity as is equal to the Per Share SpinCo Equity Amount. Solely for the purposes of the certificate of incorporation of the Company and tax reporting, the Per Share SpinCo Equity Amount shall be treated as part of the consideration for the Merger.

3.   Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Target Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 (except to the extent disclosure in any numbered and lettered Section of the Target Disclosure Schedule is specifically cross-referenced in another numbered and lettered Section of the Target Disclosure Schedule).

3.1  Organization, Standing and Power; Subsidiaries.

(a)     Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Target is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of Target and the Subsidiaries of Target has the corporate or other organizational power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Target Material Adverse Effect. Target has delivered to Acquiror a true and correct copy of (i) the Restated Certificate of Incorporation of Target (the “Restated Certificate”), the Bylaws of Target (“Bylaws”) or other charter documents, as applicable, of Target, and (ii) the organizational and charter documents of each Subsidiary of Target, each as amended to date. Target is not in violation of any of the provisions of its Restated Certificate or Bylaws or equivalent organizational documents. No Subsidiary of Target is in violation of any of the provisions of its organizational and charter documents, except as would not result in a Target Material Adverse Effect.

(b)     Section 3.1 of the Target Disclosure Schedule contains a complete and accurate list of (i) each Subsidiary of Target and (ii) each such Subsidiary’s jurisdiction of incorporation or organization. Other than the Subsidiaries listed in Section 3.1 of the Target Disclosure Schedule, Target has no Subsidiaries and Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2  Authority.

(a)     Target has all requisite corporate power and authority to enter into this Agreement and subject to adoption by the Stockholders of this Agreement and approval by the Stockholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, subject to adoption by the Stockholders of this Agreement and approval by the Stockholders of the Merger, duly authorized by all necessary corporate action on the part of Target. The affirmative vote of the holders of (i) at least a majority of the outstanding shares of Target Capital Stock, voting together as a single class on an as-converted basis, (ii) at least a majority of the outstanding shares of Target Preferred Stock, voting together as a single class on an as-converted basis, and (iii) at least a majority of the Target Series D Preferred Stock, voting together as a single class on an as-converted basis, are the only approvals necessary of the holders of Target Capital Stock to approve and adopt this Agreement and the transactions contemplated hereby, and no other vote or consent of any of the holders of Target Capital Stock is necessary under Delaware Law or the Restated Certificate. The Board of Directors of Target has unanimously (i) approved this Agreement, the Merger and the Spin-Off Transaction, (ii) determined that in its opinion the Merger and the Spin-Off Transaction are in the best interests of the Stockholders and are on terms that are fair to such Stockholders, and (iii) recommended that the Stockholders approve this Agreement, the Merger and the Spin-Off Transaction.

(b)     The information supplied by Target for inclusion in the Solicitation Statement at the time the Solicitation Statement is delivered to the Stockholders or at the Effective Time shall not, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror that is contained in the Solicitation Statement.

(c)     This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in any breach of, any provision of the Restated Certificate or Bylaws of Target, as amended, or (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any material benefit under any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of (ii) as would not reasonably be expected to have a Target Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.3  Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger, as provided in Section 2.1 hereof; and (B) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably expected to have a Target Material Adverse Effect and would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of the Target Business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations would not reasonably be expected to have a Target Material Adverse Effect.

3.4  Financial Statements.

(a)     Target has delivered to Acquiror its audited financial statements for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the six-month period ended June 30, 2014 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Target, as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

(b)     Target maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP and to maintain accountability for assets; (iii) access to Target’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Target is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

3.5  Capital Structure.

(a)     Capitalization of Target. As of the date of this Agreement, the authorized capital stock of Target consists of (i) 370,000,000 shares of common stock (the “Target Common Stock”), of which 42,910,340 shares are issued and outstanding, and (ii) 257,499,620 shares of preferred stock (the “Target Preferred Stock”, and along with the Target Common Stock, the “Target Capital Stock”), 2,000,000 shares of which are designated as Series 1 Preferred Stock, all of which are issued and outstanding; 14,638,892 shares of which are designated as Series A Preferred Stock, 14,222,225 of which are issued and outstanding; 42,558,841 shares of which are designated as Series B Preferred Stock, all of which are issued and outstanding; 28,301,887 shares of which are designated as Series C Preferred Stock, all of which are issued and outstanding; and 170,000,000 shares of which are designated as Series D Preferred Stock, 168,924,005 of which are issued and outstanding (the “Target Series D Preferred Stock”).  All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the Restated Articles or Bylaws of Target or any Contract to which Target is a party or by which it is bound.   As of the date of this Agreement, (x) there are 21,252,194 shares of Target Common Stock reserved for issuance under Target’s 2011 Equity Incentive Plan (the “2011 Plan”), of which, as of the date of this Agreement, 11,057,854 shares were subject to outstanding options, (y) there are 10,194,340 shares that have been reserved for future option or stock grants and 9,000 shares have been issued upon the exercise of options issued pursuant to the 2011 Plan. As of the date of this Agreement, zero shares have been reserved for future option or stock grants and 13,367,264 shares have been issued upon the exercise of options issued pursuant to the Target’s 2001 Equity Incentive Plan (the “2001 Plan”). Zero shares have been reserved for future option or stock grants and 2,890,231 shares have been issued upon the exercise of options issued pursuant to the ImmenStar, Inc. 2006 Global Share Plan (together with the 2011 Plan and the 2001 Plan, the “Target Incentive Plans” and each a “Target Incentive Plan,” and the options outstanding thereunder, the “Target Options”). No other stock option plan or other equity based compensation plan or agreement is currently in effect, and there are no shares of Target Capital Stock reserved for issuance under any other equity based compensation plan or Contract. Target has delivered to Acquiror true and complete copies of each form of Contract evidencing each Target Option and each Contract evidencing a Target Option that materially deviates from the forms. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding sentences, there are no other options, warrants, restricted stock awards, phantom equity awards, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or any other security or ownership interest of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Target Capital Stock issuable upon exercise of the options described in this Section 3.5 will be, if and when issued pursuant to the respective terms of such options, duly authorized, validly issued, fully paid and nonassessable. There are no other Contracts relating to voting, purchase or sale of Target Capital Stock or any other securities or ownership interests of Target (A) between or among Target and any of the Stockholders; and (B) to Target’s Knowledge, between or among any of the Stockholders. All shares of outstanding Target Capital Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable federal and state securities laws.

(b)     With respect to each Stockholder, Section 3.5(b) of the Target Disclosure Schedule sets forth as of the date hereof, the number, class and series of shares of Target Capital Stock that each Stockholder holds of record, and the address and state of residence of such Stockholder as set forth in the records of the Target. With respect to each Target Option, Section 3.5(b) of the Target Disclosure Schedule sets forth as of the date hereof the holder of each Target Option and the number, class, series and vesting schedule of the shares of Target Capital Stock issuable upon exercise of such Target Options.

(c)     All of the information contained in the Payment Schedule will be accurate and complete immediately prior to the Effective Time, and, except as set forth on the Payment Schedule, no other holder of Target Capital Stock or options, warrants or other rights convertible into Target Capital Stock shall have any right, title or claim to any Merger Consideration. The allocation of the Merger Consideration as set forth in the Payment Schedule as of immediately prior to the Effective Time will comply and be in accordance with the Restated Certificate and Delaware Law.

(d)     Except as set forth in Section 3.5(d) of the Target Disclosure Schedule: (i) none of the outstanding shares of Target Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Capital Stock are subject to any right of repurchase or first refusal or similar right in favor of Target or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Capital Stock.

(e)     As of the Closing, all options, warrants, or other rights to acquire shares of Target Capital Stock, if any, shall have been terminated and of no further force or effect.

(f)     Section 3.5(f) of the Target Disclosure Schedule accurately lists and describes the ownership interest, whether direct or indirect, held by Target in each of its Subsidiaries (collectively, the “Subsidiary Ownership Interests”), as well as the names of any other Persons who hold ownership interests in such Subsidiaries and the ownership interests held by any such Persons. The Subsidiary Ownership Interests are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the organizational or charter documents of any Subsidiary of Target, or any Contract to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries is bound. There are no options, warrants or rights of any kind to acquire securities or other ownership interests in any of the Subsidiaries of Target.

3.6  Absence of Certain Changes. Since June 30, 2014 (the “Target Balance Sheet Date”), other than any actions taken with Acquiror’s prior written consent in relation to the Spin-Off Transaction and accurately described in Section 3.6 of the Target Disclosure Schedule, Target and its Subsidiaries have conducted the Target Business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Target Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target (other than a distribution of shares of Target that occurs due to the exercise of a Target Option) or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (e) any Material Contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any material amendment (other than in the ordinary course of business and as provided to Acquiror) or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (f) any amendment or change to the Restated Certificate or Bylaws of Target; (g) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees, other than increases to the compensation or benefits of non-officer employees made in the ordinary course of business consistent with past practice; or (h) any agreement by Target to do any of the things described in the preceding clauses (a) through (g). At the Effective Time, there will be no accrued or unpaid dividends on shares of Target’s Capital Stock.

3.7  Absence of Undisclosed Liabilities. Target does not have any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (d) those incurred in connection with the negotiation, execution and performance of this Agreement.

3.8  Litigation.

(a)     As of the date hereof, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the Knowledge of Target, threatened against Target or any of its Subsidiaries, or any of their respective properties or any of their respective officers or directors (in their capacities as such). As of the date hereof, there is no judgment, injunction, decree or order against Target or any of its Subsidiaries or, to Target’s Knowledge, any of their respective directors or officers (in their capacities as such).

(b)     As of the date hereof, there is no proceeding pending or, to Target’s Knowledge, threatened, nor has any claim or demand been made in writing to Target or any of its Subsidiaries that challenges (i) the right, title or interest of Target or any of its Subsidiaries in, to or under the Target Owned Intellectual Property; (ii) the validity, enforceability or claim construction of any Patents comprising such Target Owned Intellectual Property; or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target or any of its Subsidiaries of Intellectual Property Rights of any other third party.

3.9  Intellectual Property.

(a)     Target Intellectual Property Rights.

(i)     Registered Intellectual Property. Section 3.9(a)(i) of the Target Disclosure Schedule is a complete and accurate list of: (A) all Target Registered Intellectual Property, grouped by Patents (including any Patents withdrawn, lapsed, abandoned or expired within the prior five (5) years that would have been Target Registered Intellectual Property but for such withdrawal, lapse, abandonment, or expiration), Trademarks, Copyrights, domain names; and (B) setting forth for each of the foregoing as applicable, the title, application number, filing date, status, jurisdiction, and registration number for each item, as well as all actions that must be taken by Target or any of its Subsidiaries within one hundred twenty (120) days of the Closing Date with respect to any of such Target Registered Intellectual Property. Target and its Subsidiaries have used commercially reasonable efforts to maintain such Target Registered Intellectual Property except where Target or its Subsidiaries have, in the exercise of their reasonable business judgment, have chosen to abandon or not to maintain any Registered Intellectual Property Rights that would have, but for such choice, been Target Registered Intellectual Property Rights.

(ii)     Common Law Trademarks. Section 3.9(a)(ii) of the Target Disclosure Schedule is a list of words, phrases, and other indicia of origin in which Target or its Subsidiaries may hold common law Trademark rights;

(iii)     Enforceability; No Challenges. No item of Target Registered Intellectual Property, to the Knowledge of Target and any of its Subsidiaries, is invalid or unenforceable. Neither Target nor any of its Subsidiaries has, to its Knowledge, misrepresented, or failed to disclose, any facts or information in any application for any Target Registered Intellectual Property in any material respect and in a manner that would constitute fraud with respect to such application or result in unenforceability of the Target Registered Intellectual Property. With respect to each item of Target Registered Intellectual Property, neither Target nor any of its Subsidiaries has received written notice of any inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability or other action or proceeding before any Registered Office relating to Target Registered Intellectual Property Rights.

(iv)     Copyrights and Trademarks. With respect to all Copyrights, Trademarks and domain names included in the Target Registered Intellectual Property, each such item has not lapsed, expired or been abandoned. With respect to such Trademarks, Target and its applicable Subsidiaries have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain such Trademarks and the full value of and goodwill associated with such Trademarks, except to the extent the Target or its Subsidiaries have made a business judgment to not protect or maintain such Trademarks.

(v)     Patents. With respect to all Patents included in the Target Registered Intellectual Property, Target and its applicable Subsidiaries, and their patent counsel, have not failed to comply with their duty of candor and disclosure to all Registration Offices with respect to such Patents in a manner that would be reasonably anticipated to result in unenforceability of the applicable Patent.

(vi)     Trade Secrets. Target and its Subsidiaries have taken commercially reasonable measures to protect and maintain the its rights in the Trade Secrets included in the Target Owned Intellectual Property, except where Target or its Subsidiaries have decided not to maintain protect any Trade Secret that would have, but for such decision, been a Trade Secret included in the Target Owned Intellectual Property (including, without limitation, the filing of a Patent application on an invention disclosure that could have, but for such filing, been maintained as a Trade Secret). Neither Target nor any of its Subsidiaries has received any written notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Target Owned Intellectual Property. No Person that has received any Trade Secrets from Target or any of its Subsidiaries has refused to provide to Target or its applicable Subsidiary, after Target’s or the applicable Subsidiary’s request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(b)     Ownership of and Right to Use Target Intellectual Property; No Encumbrances.

(i)     Target or a Subsidiary of Target is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Encumbrances, all Target Owned Intellectual Property. Target or a Subsidiary of Target has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Target Owned Intellectual Property. Neither Target nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights to any Person which Intellectual Property Rights would, but for such transfer, have been Target Owned Intellectual Property, other than any Intellectual Property Rights that are part of the Excluded Assets.

(ii)     To the Knowledge of the Target and its Subsidiaries, the Target Intellectual Property constitutes all of the Intellectual Property Rights used by Target or its Subsidiaries in connection with the conduct of the Target Business by Target and its Subsidiaries as of the date of this Agreement, including as necessary by Target or its Subsidiaries to make, use, offer for sale, sell or import the Target Products.

(iii)     To the Knowledge of Target, each Contract granting Target or its Subsidiaries a license to Target Licensed Intellectual Property, is a valid and legally enforceable obligation of the counterparty to such Contract.

(c)     Agreements Related to Target Intellectual Property.

(i)     Disclosure of Outbound Licenses. Section 3.9(c)(i) of the Target Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which Target or any Subsidiary of Target granted or is required to grant to any Person any express right or license under, any covenant not to assert or sue or other immunity from suit under, current or future material Target Owned Intellectual Property, or where Target or any Subsidiary of Target has undertaken or assumed any obligation to assert any current or future Intellectual Property Rights against any Person prior to asserting such Intellectual Property Rights against any other Person or any obligation to exhaust remedies as to any material Target Owned Intellectual Property against one or more Persons prior to seeking remedies against any other Person, other than Contracts entered into in the ordinary course of that do not materially deviate in substance from Target or its Subsidiary’s standard form agreements with respect to such licenses or covenants, nondisclosure agreements entered in the ordinary course of business. Section 3.9(c)(i) of the Target Disclosure Schedule indicates which Contracts listed therein contain any express license grant by the Target or any Subsidiary of the Target to any expressly identified Patent that is Target Owned Intellectual Property.

(ii)     Disclosure of Inbound Licenses. Section 3.9(c)(ii) of the Target Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which any Person granted or is required to grant to Target or any Subsidiary of Target any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property Rights, or where Target or any Subsidiary of Target is the beneficiary of a covenant or obligation not to assert any Intellectual Property Rights against Target or any Subsidiary of Target prior to asserting such Intellectual Property Rights against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property Rights against any Person prior to seeking remedies against Target, in each case which Target Licensed Intellectual Property Rights are embodied in Target Products, or where the loss of such Target Licensed Intellectual Property Rights would be reasonably expected to cause a Material Adverse Effect, but excluding in any case, Contracts for Off-the-Shelf Software and Open Licenses to Public Software, backup licenses in consulting agreements, and rights to Trade Secrets granted pursuant to nondisclosure agreements entered in the ordinary course of business. Section 3.9(c)(ii) of the Target Disclosure Schedule indicates which Contracts listed therein contain any express license grant to the Target to any expressly identified Patent.

(iii)     Disclosure of Other Intellectual Property Agreements. Section 3.9(c)(iii) of the Target Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (A) regarding joint development of any Target Products or material Target Technology, other than agreements with employees or independent contractors entered into in the ordinary course of business that do not deviate from Target’s or its Subsidiaries’ standard forms in any material respect with respect to ownership and licensing of Intellectual Property Rights; (B) by which Target or any Subsidiary of Target transfers, has transferred, or is required to transfer any ownership right or title to any Intellectual Property Rights that would, but for such transfer, be material Target Owned Intellectual Property, (C) by which Target or any Subsidiary of Target is assigned or granted an ownership interest in any Intellectual Property Rights (other than written agreements with employees and independent contractors that assign or grant to Target or a Subsidiary of Target ownership of Intellectual Property Rights developed in the course of providing services to Target); (D) under which Target or any Subsidiary of Target grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property Rights; (E) under which any Person is granted any right to access or use Target Source Code, including the right to create derivative works of Target Products (other than Contracts entered into in the ordinary course of business that do not deviate from Target’s or its Subsidiaries’ standard forms in any material respect with respect to ownership and licensing of Intellectual Property Rights); (F) pursuant to which Target or any Subsidiary of Target has deposited or is required to deposit with an escrow agent or any other Person the Target Source Code or other Technology; or (G) limiting Target’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Intellectual Property Rights or Target Products, including any covenant not to compete, in each case that would reasonably be expected to cause a Material Adverse Effect.

(iv)     Royalties. Except as set forth in Section 3.9(c)(iv) of the Target Disclosure Schedule, neither Target nor any Subsidiary of Target has any obligation to pay any royalties, recurring license fees or other recurring amounts or provide or pay any other recurring consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property Rights (or any tangible embodiment thereof) as a result of reproducing, making, using, selling, offering for sale, distributing or importing any Target Product, other than with respect to amounts payable under any Off-the-Shelf Software licenses.

(v)     No Breach. Target is not, nor, the Knowledge of Target, is any other Person in material breach of any Contract described in this Section 3.9(c) and Target has not notified any Person, and no Person has notified Target, of any such breach in writing.

(d)     Public Software. To the Knowledge of Target and its Subsidiaries, Target and its Subsidiaries are in compliance with all Open Licenses applicable to any Public Software incorporated in any Target Product. Target has used commercially reasonable efforts to ensure that its use and distribution of Public Software has not resulted in any obligation under the Open License applicable to such Public Software, to deliver or license any material Target Source Code (i) in Source Code form, (ii) for the purpose of preparing derivative works of such Source Code, or (iii) for no fee or for a nominal fee. Neither Target nor any Subsidiary of Target has received any written notice alleging that Target or any Subsidiary of Target is in violation or breach of any Open License.

(e)     No Third Party Rights in Target Intellectual Property. Except as set forth in Section 3.9(e) of the Target Disclosure Schedule:

(i)     No Joint Ownership. Neither Target nor any Subsidiary of Target jointly owns, licenses or claims any right, title or interest to any material Target Owned Intellectual Property with any other Person.

(ii)     No Employee Ownership. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target or any Subsidiary of Target has any right, title or interest in, to or under any material Target Owned Intellectual Property that has not been either (a) irrevocably assigned or transferred to Target or the applicable Subsidiary of Target or (b) licensed (with the right to grant sublicenses) to Target or the applicable Subsidiary of Target under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(iii)     No Challenges. No Person has, in any written notice to Target, challenged or threatened to challenge, or asserted or threatened a claim or made a demand, nor, to the Knowledge of the Target, is there any pending proceeding or threatened nor are there any facts which could give rise to any such challenge, claim, demand or proceeding, which would adversely affect (a) the right, title or interest of Target or any Subsidiary of Target in, to or under the Target Owned Intellectual Property, (b) any Contract, license or other arrangement under which Target or any Subsidiary of Target claims any right, title or interest under the Target Owned Intellectual Property or restricts the use, manufacture, transfer, sale, delivery or licensing by Target or any Subsidiary of Target of any Target Owned Intellectual Property, Target Technology or Target Products, or (c) the validity, enforceability or claim construction of any Patents that are Target Owned Intellectual Property.

(iv)     No Restrictions. Neither Target nor any Subsidiary of Target is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any material respect the use, transfer or licensing by Target or any Subsidiary of Target of the Target Intellectual Property, the use, manufacture, transfer, sale, importation or licensing of any Target Products, or which affects the validity, use or enforceability of any Target Intellectual Property in any material respect.

(v)     No Infringement by Other Persons. To the Knowledge of Target, no Target Owned Intellectual Property has been infringed, misappropriated or violated by any Person.

(f)     No Infringement by Target or any Subsidiary of Target. The conduct of the Target Business as of the date of this Agreement, including the making, using, offering for sale, selling, distributing and/or importing of any Target Product does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property Rights of any Person. Neither Target nor any Subsidiary of Target has received any written notification that Target’s and its Subsidiary’s operation of the Target Business infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of any Person’s Intellectual Property Rights.

(g)     Employee and Contractor Agreements. All current and former employees, consultants and independent contractors of Target and its Subsidiaries who are or were involved in, or who have contributed in any manner to the creation or development of any Target Products or other material Target Owned Intellectual Property or Target Technology have executed and delivered to Target or its applicable Subsidiary a written agreement regarding the protection of proprietary information and the irrevocable (to the extent permissible pursuant to, and subject to any restrictions of, Applicable Law) assignment to Target or the applicable Subsidiary of such Intellectual Property Rights (including Intellectual Property Rights in and to such Technology) that do not deviate in any material respect to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by Target to Acquiror with respect to the ownership of Intellectual Property Rights. No current or former employee, consultant or independent contractor is, to the Knowledge of Target, in material violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with Target or its applicable Subsidiary.

(h)     Moral Rights. Target and its Subsidiaries do not, as a general practice, require authors of any works of authorship in the Target Technology to waive their Moral Rights, or agree to a covenant not to assert their Moral Rights.

(i)     No Release of Source Code. The execution of this Agreement and the consummation of the transactions contemplated herein will not, pursuant to any Contract to which Target or its Subsidiaries are a party, result in the disclosure or delivery to any Person of the Target Source Code not already entitled to receive such Target Source Code.

(j)     No Viruses in Target Products. To the Knowledge of Target, no Target Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access, modification, disabling, or erasing of software, hardware or data (“Viruses”). Target and its Subsidiaries have taken commercially reasonable steps to prevent the introduction of Viruses into Target Technology.

(k)     No Standards Bodies. Neither Target nor any of its Subsidiaries is now or has been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates Target, any Subsidiary of Target to (1) grant or offer to any other Person any license or (2) grant or offer to any Person a license on specific terms, such as RAND terms, if any grant or offer to license to any other Person is made, under any Target Owned Intellectual Property, including any future Intellectual Property Rights that would be Target Owned Intellectual Property if owned by Target or any Subsidiary of Target prior to the date of this Agreement.

(l)     No Government or University Funding. No funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Target Owned Intellectual Property or Target Technology in a manner that have resulted in any claim of ownership or exclusive license rights of such Government Entity, university, college, or education institution or research center, to any material Target Owned Intellectual Property, including any future Intellectual Property Rights that would be Target Owned Intellectual Property if owned by Target or any Subsidiary of Target prior to the date of this Agreement.

(m)     No Limits on Acquiror’s Rights. The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on the Target’s right, title or interest in or to the Target Intellectual Property, nor will it cause: (i) Target or any Subsidiary of Target to grant to any other Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to Target or any Subsidiary of Target, (ii) Target or any Subsidiary of Target to be bound by, or subject to, any non-compete or other restriction on the operation of their respective businesses, or (iii) Target or any Subsidiary of Target to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any Person in excess of those payable by Target or any Subsidiary of Target in the absence of this Agreement or the transactions contemplated hereby.

(n)     Transferability of Intellectual Property. All Target Intellectual Property is fully transferable, alienable and licensable by Target and/or its Subsidiaries without restriction and without payment of any kind to any other Person.

3.10  Target Products. A complete and accurate list of each of the Target Products as of the date hereof, and each material product release, including new version releases of Target Products, identified on Target’s or its Subsidiaries’ existing product roadmap, is set forth in 3.10 of the Target Disclosure Schedule. Except as set forth in 3.10 of the Target Disclosure Schedule, Target has provided to Acquiror a copy of its internal database tracking reported bugs, errors and defects in the Target Products. Without limiting the generality of the foregoing neither Target nor any Subsidiary of Target has recalled or been required to recall any Target Products.

3.11  Export Control for Target Products. As of the date hereof,  3.11 of the Target Disclosure Schedule is a complete and accurate list, to the Knowledge of Target, of (i) the export control classification numbers (ECCNs) for each Target Product exported by Target or, if applicable, by any Subsidiary of Target, and of the date hereof (ii) any export licenses or license exceptions applicable to each Target Product.

3.12  Privacy; Security Measures.

(a)     Privacy. Target and its Subsidiaries have complied in all material respects with all Applicable Law, contractual obligations and the published privacy policies of Target and its Subsidiaries relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of Target and its Subsidiaries, and have taken all appropriate and industry standard measures to protect and maintain the confidential nature of such personally identifiable information. The execution, delivery and performance of this Agreement and any ancillary agreement contemplated hereby will not, to the Knowledge of Target, result in any material violation of any Applicable Law governing the collection, use, and disclosure of personally identifiable information. Neither Target nor any of its Subsidiaries has received any written complaint regarding the collection, use or disclosure of personally identifiable information by Target or any of its Subsidiaries.

(b)     Security Measures. Target and its Subsidiaries have implemented and maintained, consistent with industry standard practices and their contractual and other obligations to other Persons, all security and other measures designed to protect all computers, networks, software and systems operated by Target in connection with the operation of the Target Business (the “Information Systems”) from Viruses and unauthorized access, use, modification, disclosure or other misuse. Target has provided to Acquiror all of its and its Subsidiaries’ disaster recovery and security plans, and procedures relating to the Information Systems. There have been no unauthorized intrusions or breaches of the security of the Information Systems that have resulted in any unauthorized access, use, or disclosure of material Trade Secrets or personally identifiable information stored on the Information Systems.

3.13  Interested Party Transactions. Neither Target nor any Subsidiary of Target has incurred a material debt for borrowed money to any director, officer, employee or agent of Target or any Subsidiary of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses, or amounts which have been repaid, satisfied or canceled), and no such Person has incurred a material debt for borrowed money from Target or any Subsidiary of Target. There have been no transactions during the two-year period ending on the date hereof that would require disclosure if Target or any Subsidiary of Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

3.14  Minute Books. The minute books of Target and its Subsidiaries contain a complete and accurate summary in all material respects of all meetings of directors, managers and stockholders or actions by written consent since the time of incorporation or organization through the date of this Agreement, and describe all material aspects of all transactions referred to in such minutes accurately in all material respects.

3.15  Material Contracts.

(a)     All of the Material Contracts of Target and its Subsidiaries (as defined in this Section      3.15 below) are listed in Section 3.15 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been delivered to Acquiror. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding, enforceable and in full force and effect with respect to Target and any of Target’s Subsidiaries that are parties thereto, as applicable, and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect with respect to Target and any of Target’s Subsidiaries that are parties thereto, as applicable, and, to Target’s Knowledge, will continue to be legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time and subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target nor any Subsidiary of Target nor, to Target’s Knowledge, any other party is in breach or default of any Material Contract, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target, by any Subsidiary of Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract. Neither Target nor any Subsidiary of Target is a party to any Material Contract that is not in writing. “Material Contract” means any Contract to which Target is a party and that is not an Excluded Asset (A) under which Target or its Subsidiaries have accounted for receipts or expenditures in the twelve (12) months prior to the date of this Agreement, in excess of $250,000 (excluding employment agreements and offer letters terminable at will, which will trigger no termination fees, or severance, salary continuation or separation pay or benefits, other than as required by Applicable Law and (ii) Target Employee Plans); (B) that is required to be listed in Section 3.9 of the Target Disclosure Schedule; (C) requiring Target or any Subsidiary of Target to indemnify any Person; (D) granting any exclusive rights to any party (including any right of first refusal, right of first offer or right of first negotiation); (E) evidencing Indebtedness of $25,000 or more; (F) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person; (G) relating to the acquisition or disposition of any material line of business (whether by merger, sale of stock, sale of assets or otherwise); (H) which contains non-compete obligations (excluding agreements with employees and Target’s form of consulting or independent contractor agreements); or (I) that would reasonably be expected to have a Target Material Adverse Effect or its Subsidiaries if breached by Target or any of its Subsidiaries in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice of passage of time); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target or any Subsidiary of Target; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

(b)     Other than the consents set forth in Section 3.15(b) of the Target Disclosure Schedule, no prior consent of any party to a Material Contract is required for the consummation by Target and its Subsidiaries of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

3.16  Real Estate. All leases for real property (each a “Lease” and collectively, “Leases”) to which Target or any Subsidiary of Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been provided to Acquiror. Target and its applicable Subsidiaries have paid all rents and material service charges to the extent such rents and material charges are due and payable under the Leases. Neither Target nor any Subsidiary of Target owns any real property.

3.17  Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. To the Knowledge of Target, the accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements.

3.18  Customers and Suppliers; Adequacy of Supply. None of Target’s top ten (10) customers by revenue (each a “Top Customer”) and none of Target’s top ten (10) suppliers by expenditures (each a “Top Supplier”), in each case for the twelve (12) months preceding the date of this Agreement, measured by amounts received by or paid to such party, has canceled or otherwise terminated, or made any written threat or notice to Target or any Subsidiary of Target to cancel or otherwise terminate its relationship with Target or any Subsidiary of Target, or has at any time on or after the Target Balance Sheet Date, decreased materially or made any written threat or notice to decrease materially its services or supplies to Target or any Subsidiary of Target in the case of any such Top Supplier, or its usage of the services or products of Target or any Subsidiary of Target in the case of such Top Customer. Neither Target nor any Subsidiary of Target has Knowingly breached any Contract between Target or a Subsidiary of Target and any Top Customer or Top Supplier of Target or any Subsidiary of Target, so as to provide a benefit to Target or any Subsidiary of Target that was not intended by the parties to such Contract, or engaged in any fraudulent conduct with respect to, such Top Customer or Top Supplier. Target has not received written notice from any Top Supplier of any failure in Target’s ability to obtain from such Top Supplier, the raw materials, supplies or component products required for the manufacture, assembly or production of any Target Product.

3.19  Employees and Consultants. Section 3.19 of the Target Disclosure Schedule contains a list of the employee identification numbers of all current employees (including part-time employees and temporary employees), current leased employees, current natural persons who are independent contractors or who are providing services directly or indirectly as consultants (for this paragraph “consultants”) of Target and its Subsidiaries, together with their respective base salaries or wages, target bonus, target commissions or other monetary compensation, dates of employment, leave of absence status and current positions. Notwithstanding the foregoing sentence, Section 3.19 of the Target Disclosure Schedule shall not include monetary compensation paid to current natural persons who are independent contractors or who are providing services directly or indirectly as consultants; provided, that Target updates Section 3.19of the Target Disclosure Schedule with this information within ten (10) days of the date hereof. For each such employee, leased employee, or natural person who is an independent contractor or consultant, Section 3.19 of the Target Disclosure Schedule indicates which entity (whether Target or one or more Subsidiaries of Target) employs such individual or has contracted the services of such individual, as applicable.

3.20  Title to Property. Target and its Subsidiaries have good and marketable title to all of their respective material tangible assets, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or, with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except (a) liens for current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect or its Subsidiaries. The plants, property and equipment of Target and its Subsidiaries that are used in the operations of the Target Business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target and its Subsidiaries are reflected in the Target Balance Sheet to the extent required by GAAP.

3.21  Environmental Matters.

(a)     The following terms shall be defined as follows:

(i)     “Environmental Laws” means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.21(a)(ii)), including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)     “Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)     Target and its Subsidiaries are and have been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target and its Subsidiaries at any time (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target and its Subsidiaries are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that may or will give rise to liability of Target or any Subsidiary of Target under Environmental Laws, except for non-compliances that, individually or in the aggregate would not result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon, or incurred by, Target or any of its Subsidiaries exceeding $25,000. To Target’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. To Target’s Knowledge, no employee of Target or any Subsidiary of Target, nor any other Person, has claimed that Target or any Subsidiary of Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target or any Subsidiary of Target, or, to Target’s Knowledge, threatened against Target or any Subsidiary of Target, with respect to Hazardous Materials or Environmental Laws.

3.22  Taxes.

(a)     As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including escheat, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b)     Target and its Subsidiaries have prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or any of its Subsidiaries, or any of their respective operations, due prior to the Closing Date and such Returns are true and correct and have been completed in accordance with Applicable Law. All Taxes due and owing (whether or not shown on any Return) have been paid when due;

(c)     As of the date hereof, Target and its Subsidiaries have, and as of the Closing Date, Target and its Subsidiaries will have, (i) timely withheld for inter-company payments and from their respective employees, independent contractors, customers, stockholders, and other Persons from whom they are required to withhold Taxes in compliance with all Applicable Law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority;

(d)     During the period of all unexpired applicable statutes of limitations, neither Target nor any Subsidiary of Target has been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Target or any Subsidiary of Target that is not reflected as a liability on the Target’s Financial Statements, nor has Target or any Subsidiary of Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e)     Neither Target nor any Subsidiary of Target has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and neither Target nor any Subsidiary of Target has any Knowledge of any basis for the assertion of any such liability attributable to Target or any Subsidiary of Target, or attributable to any of their respective assets or operations;

(f)     Neither Target nor any Subsidiary of Target is a party to any tax-sharing agreement or similar arrangement with any other party, and neither Target nor any Subsidiary of Target has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;

(g)     The Returns of Target and its Subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process or pending, and neither Target nor any Subsidiary of Target has ever been notified of any request for such an audit or other examination;

(h)     Neither Target nor any Subsidiary of Target has ever been a member of an affiliated group of corporations filing a consolidated federal income tax return;

(i)     Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sharing arrangement that Target or any of its Subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement; and (ii) any expatriate tax programs or policies affecting Target or any Subsidiary of Target. Target and its Subsidiaries are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order;

(j)     Target has made available to Acquiror copies of all income and other material Returns filed for any taxable periods ending on or after January 1, 2010;

(k)     Neither Target nor any Subsidiary of Target has ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(l)     Neither Target nor any Subsidiary of Target has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;

(m)     Neither Target nor any Subsidiary of Target has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(n)     Target and its Subsidiaries have complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(o)     Neither Target nor any Subsidiary of Target has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes, nor has Target nor any Subsidiary of Target made a “check-the-box” election under Section 7701 of the Code;

(p)     There are (and immediately following the Closing there will be) no Encumbrances on the assets of Target relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;

(q)     Neither Target nor any Subsidiary of Target has ever requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other Governmental Entity or taxing agency (domestic or foreign);

(r)     The Returns of Target and its Subsidiaries have never been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law. Target and its Subsidiaries are in material compliance with all transfer pricing requirements in all jurisdictions in which they do business;

(s)     No written claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where Target and its Subsidiaries do not file Returns to the effect that Target or any Subsidiary of Target may be subject to Tax by that jurisdiction. Neither Target nor any Subsidiary of Target organized under the laws of a jurisdiction in the United States has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country;

(t)     Neither Target nor any Subsidiary of Target will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date; and

(u)     Neither Target nor any Subsidiary of Target is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

3.23  Employee Benefit Plans.

(a)     Target Employee Plans. Section 3.23(a) of the Target Disclosure Schedule contains an accurate and complete list, with respect to Target and any of its Subsidiaries and any other Person within the controlled group of corporations with Target or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”), of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance benefits, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, repatriation or expatriation benefits, tax gross ups, welfare benefits, U.S. fringe benefit programs, material non-U.S. fringe benefits or other material employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is maintained, contributed to, or required to be contributed to, by Target, any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, director or consultant or with respect to which the Target or its ERISA Affiliates has or may reasonably be expected to have any liability or obligation (collectively, the “Target Employee Plans”). None of Target, its Subsidiaries or its ERISA Affiliates has made any plan or commitment to establish any new Target Employee Plan, to modify any Target Employee Plan (except to the extent required by Applicable Law or to conform any such Target Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement).

(b)     Documents. Target has provided to Acquiror (i) current, correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Target Employee Plan), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Target or any of its Subsidiaries, (viii) all correspondence to or from any Governmental Entity relating to any Target Employee Plan, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (x) all discrimination tests for each Target Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan, to the extent applicable, (xii) all Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) privacy notices and all business associate agreements to the extent required under HIPAA, (xiii) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan and (ivx) all rulings or notices issued by a Governmental Entity with respect to each Target Employee Plan.

(c)     Target Employee Plan Compliance. Target and its Subsidiaries have, in all material respects, performed all obligations required to be performed by them under, are not in material default or material violation of, and Target has no Knowledge of any material default or material violation by any other party to, any Target Employee Plan, and each Target Employee Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with Applicable Law, including ERISA and the Code. Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination, and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Target Employee Plan or trust to fail to qualify under Sections 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of Target or any ERISA Affiliate, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan and, to the Knowledge of Target or any ERISA Affiliate, no fact or circumstance exists that would make such an action, suit or claim likely to occur. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, Target or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of Target or any ERISA Affiliate, threatened by the IRS, the United States Department of Labor, or any other Governmental Entity with respect to any Target Employee Plan. Neither Target, nor any ERISA Affiliate is subject to any fine, assessment, penalty or other Tax or liability with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of law or contract. Target and its applicable Subsidiaries have in all material respects timely made all contributions and other payments required by and due under the terms of each Target Employee Plan. Target has no Knowledge of any event that could give rise to loss of the tax-qualified or tax-exempt status of any Target Employee Plan. All contributions, transfers and payments in respect of any Target Employee Plan maintained in the United States or otherwise subject to the Code, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

(d)     Absence of Certain Plans. Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate sponsors or maintains any Target Employee Plan that is (i) a “funded welfare plan” within the meaning of Section 419 of the Code, (ii) a “multiple employer welfare arrangement” (as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), or (iii) a Target Employee Plan in which stock of the Target, any Subsidiary of Target or any ERISA Affiliate is or was held as a plan asset.

(e)     No Self-Insured Target Employee Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to or incurred an obligation to contribute to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program), including any such plan pursuant to which a stop-loss policy or contract applies.

(f)     Absence of Pension Plans, Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has Target or any ERISA Affiliate contributed to or been obligated to contribute to any (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) multiemployer plan (as defined in Section 3(37) of ERISA). Neither Target nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g)     No Post-Employment Obligations. No Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable statute, and neither Target nor any ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by COBRA or other applicable statute.

(h)     COBRA; FMLA; CFRA; HIPAA. Target, its Subsidiaries and each ERISA Affiliate have complied in all material respects with COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), the California Family Rights Act of 1993, as amended (“CFRA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Target and ERISA Affiliates have performed in all material respects all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Neither Target nor any of its ERISA Affiliates has unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(i)     Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, change of control, golden parachute, bonus, tax gross up, or otherwise), becoming due to any current or former employee, director or consultant, (ii) result in any forgiveness of Indebtedness of any current or former employee, director or consultant, (iii) materially increase any benefits otherwise payable by Target or any of its Subsidiaries to any current or former employee, director or consultant or (iv) result in the acceleration of the time of payment or vesting of any such benefits to any current or former employee, director or consultant except as required under Section 411(d)(3) of the Code (any of the foregoing a “Change of Control Liability”).

(j)     Parachute Payments. There is no agreement, plan, arrangement or other contract covering any employee, including arrangements contemplated by this Agreement, that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Target or any Subsidiary of Target is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code. Section 3.23(j) of the Target Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(k)     Deferred Compensation. No compensation shall be includable in the gross income of any current or former employee, director or consultant of Target or any of its Subsidiaries, or their respective Affiliates, as a result of the operation of Sections 409A or 457A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time. No stock options, stock appreciation rights or other equity-based awards issued or granted by Target or any Subsidiary of Target are treated as deferred compensation arrangements subject to the requirements of Sections 409A or 457A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder and under Section 457A of the Code and the guidance thereunder) under which Target or any of its Subsidiaries makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies, in both form and operation, with the requirements of Sections 409A and 457A of the Code and the guidance thereunder. Section 3.23(k) of the Target Disclosure Schedule lists each 409A Plan under which Target, any of its Subsidiaries or any of their respective Affiliates makes, is obligated to make or promises to make, payments. No payment to be made under any 409A Plan is or will be subject to tax or penalties under Section 409A(a)(1) of the Code or 457A of the Code, and there is no agreement, plan, arrangement or other contract by which Target or any Subsidiary of Target is bound to compensate any Person for taxes or penalties paid pursuant to Sections 409A or 457A of the Code. No Target Option has been granted to U.S. employees that (i) has had an exercise price that was or may reasonably have been less than the fair market value of the underlying equity as of the date such Target Option was granted, as determined for purposes of Section 409A of the Code, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Target Option, or (iii) has been granted or modified after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of the regulations under Section 409A of the Code).

(l)     Employment Matters. Target and its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to Target’s Knowledge, threatened, or reasonably anticipated, claims or actions against Target, any Subsidiary of Target, or any trustee of Target or of a Subsidiary of Target under any worker’s compensation policy. The services provided by the U.S. employees of Target and its Subsidiaries are terminable at the will of Target and its Subsidiaries and any such termination would result in no liability to Target or any Subsidiary of Target. Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m)     Labor. No work stoppage or labor strike against Target or any Subsidiary of Target is pending, or, to the Knowledge of Target, threatened, or reasonably anticipated. Target has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to Target’s Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. Neither Target nor any Subsidiary of Target has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Target nor any Subsidiary of Target presently is, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council agreements or procedures, or union contract in the U.S. or, except where the terms of such agreement, procedure or contract are dictated by Applicable Law and not subject to negotiation by the employer, in any other jurisdiction with respect to employees and no collective bargaining agreement is being negotiated by Target or any Subsidiary of Target. Within the past year, neither Target nor any Subsidiary of Target has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.

(n)     No Conflict. To the Knowledge of Target, no director, officer, employee or natural person providing services directly or indirectly as a consultant (for this paragraph “consultant”) of Target or any Subsidiary of Target is obligated under any Contract, or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with such Person’s efforts to promote the interests of Target and its Subsidiaries or that would interfere with the Target Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Target Business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Target Business as presently conducted or currently proposed to be conducted will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(o)     Foreign Target Employee Plan. With respect to each Target Employee Plan that is (x) subject to the laws of any jurisdiction outside of the United States, or (y) is entered into, maintained, administered or contributed to, or required to be contributed to by Target or any of its Subsidiaries or ERISA Affiliates and is required to, or otherwise, covers any employee or former employee of Target or any of its Subsidiaries or ERISA Affiliates who resides or works outside the United States (a “Foreign Target Employee Plan”), the Foreign Target Employee Plan (i) has been maintained and administered in all material respects in accordance with all Applicable Law and with its terms, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Target Financial Statements and will be fully accrued for on the Closing Balance Sheet; (iv) all contributions, premiums or payments required to be made with respect to any Foreign Target Employee Plan have been made or will be made on or before their due date as of the Closing Date, and (iv) if required to be registered or approved, has been registered or approved with the appropriate Government Entity authorities and has been maintained in good standing with the appropriate regulatory authorities.

(p)     Severance; Termination Issues. The severance pay due to the employees of Target and its Subsidiaries is fully funded or provided for in accordance with GAAP, all liabilities of Target and its Subsidiaries in connection with their respective employees were adequately accrued in the Target Financial Statements (in accordance with GAAP), and Target is not aware of any circumstance whereby any employee of Target or any of Subsidiary of Target might validly demand any claim for compensation upon termination of employment beyond the statutory severance pay or benefits to which such employee is entitled and which has been fully funded or provided for by Target or its Subsidiaries. All contributions required to be paid with respect to workers’ compensation arrangements of Target or any of its Subsidiaries have been made or accrued as a liability in the Target Financial Statements.

3.24  Insurance. Section 3.23(l) of the Target Disclosure Schedule sets forth a complete and accurate list of all policies of insurance and bonds entered into by Target and any of its Subsidiaries. All such policies and bonds are of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Target is otherwise in compliance with the terms of such policies and bonds. Target has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.25  Compliance With Laws. Target and its Subsidiaries have complied in all material respects with, are not in material violation of and have not received any notices of violation with respect to, any Applicable Law with respect to the conduct of their business, or the ownership or operation of their business.

3.26  Brokers’ and Finders’ Fee. Except as set forth in Section 3.26 of the Target Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, the Spin-Off Transaction, this Agreement or any transaction contemplated hereby.

3.27  International Trade Matters. Target and its Subsidiaries are, and at all times since July 2009 have been, in material compliance with, and have not been and are not in material violation of, any International Trade Law (as defined below), including all Applicable Law related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Target and its Subsidiaries, or any other Person for whose conduct they are or may be held to be responsible, have not received any written notice of any threatened order, notice, or other written communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” means U.S. statutes, laws and regulations applicable to international transactions, including the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

3.28  Absence of Unlawful Payments. None of Target, any Subsidiary of Target, or, to the Knowledge of Target, any director, officer, employee, agent or representative of Target or a Subsidiary of Target, nor any Person acting on behalf of any of the aforementioned Persons, has offered, authorized, made, paid or received, directly or indirectly, any bribes, kickbacks, or other similar unlawful payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any person; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption law or regulation, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq. (“FCPA”).

3.29  Compliance with Rights of First Refusal. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any Contract to which Target or any Subsidiary of Target is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

3.30  Section 2115. Target is not subject to the requirements of subdivision (b) of Section 2115 of the CCC pursuant to the terms of such Section 2115.

3.31  SpinCo; Spin-Off Transaction. Without limiting the generality of any other representation or warranty set forth in this Section 3.31 or in the Target Disclosure Schedule:

(a)     Upon the due execution and delivery of the Spin-Off Documentation by the Persons who are parties thereto, the Spin-Off Documentation will constitute the valid and binding obligation of such parties enforceable against them in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The due execution and delivery of the Spin-Off Documentation, and any ancillary documents expressly contemplated thereby, will be sufficient to effect and consummate the Spin-Off Transaction as contemplated by this Agreement.

(b)     The Spin-Off Documentation, the provisions of this Agreement relating to the Spin-Off Transaction, and the Spin-Off Transaction contemplated thereby and hereby comply with Applicable Law, the Restated Certificate, the Bylaws and the Contracts to which Target and its Subsidiaries are parties. The number of shares of SpinCo Equity to be distributed to each Preferred Holder pursuant to the Spin-Off Documentation reflects the number of shares of SpinCo Equity to which each such Preferred Holder is entitled with respect to the Spin-Off Transaction under the Restated Certificate and Applicable Law.

(c)     As of the Closing Date, (i) SpinCo will be duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) SpinCo, Target and the applicable Subsidiaries of Target will have all requisite corporate power and authority to enter into the Spin-Off Documentation and consummate the transactions contemplated thereby; (iii) no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity will be required by or with respect to SpinCo, Target or any Subsidiary of Target in connection with the execution and delivery of this Spin-Off Documentation or the consummation of the Spin-Off Transaction, except for such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to prevent, or materially alter or delay, the Spin-Off Transaction; and (iv) the shares of SpinCo Equity to be distributed to the Preferred Shareholders pursuant to the Spin-Off Documentation will represent all of the outstanding SpinCo Equity, and, other than under the Spin-Off Documentation, there will be no outstanding options, warrants, convertible promissory notes, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition of any SpinCo Equity or any securities convertible into or ultimately exchangeable or exercisable for any SpinCo Equity. Upon completion of the Spin-Off Transaction, Target will not have or retain any further equity interest in SpinCo.

(d)     The assets, rights and properties of Target, other than those that will be transferred to SpinCo pursuant to the Spin-Off Documentation, constitute all assets, rights and properties that are used in the operation of the Retained Business as currently conducted.

4.   Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct in all material respects.

4.1  Capitalization. Acquiror has authorized under its Certificate of Incorporation 500,000,000 shares of Acquiror Stock and 10,000,000 shares of preferred stock, par value $0.001 per share of which, as of July 24, 2014, 31,530,780 shares of Acquiror Stock and no shares of preferred stock were issued and outstanding. Acquiror has no other stock authorized, issued or outstanding.

4.2  Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have an Acquiror Material Adverse Effect.

4.3  Authority.

(a)     Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

(b)     The execution and delivery of this Agreement by Acquiror does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any breach of any provision of the charter documents of Acquiror or Merger Sub, or (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any material benefit under any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of (ii) as would not reasonably be expected to have an Acquiror Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(c)     No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have an Acquiror Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(d)     The information provided by Acquiror or Merger Sub to be included in the Solicitation Statement (excluding such information supplied by Target for inclusion in the Solicitation Statement) will not at the time the Solicitation Statement is delivered to the Stockholders or at the Effective Time shall not, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading.

4.4  Litigation. There is no material private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries (including the Merger Sub), or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, injunction, decree or order against Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, any of their respective directors or officers (in their capacities as such) which would reasonably be expected to have an Acquiror Material Adverse Effect on Acquiror’s ability to, and to cause Merger Sub to, consummate the Merger or any of the other transactions contemplated hereby.

4.5  Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6  Valid Issuance; Compliance with Securities Laws.  The shares of Acquiror Stock to be issued in exchange for shares of Target Series D Preferred Stock pursuant to Section 2.6, will be issued in compliance with all federal and state securities laws and will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Acquiror is eligible to file a registration statement on Form S-3 to effect the registration of the shares of Acquiror Stock to be issued in exchange for shares of Target Series D Preferred Stock pursuant to Section 2.6.

4.7  Cash Resources. Acquiror has sufficient cash resources to pay the cash portion of the consideration to be paid to holders of Target Series D Preferred Stock in exchange for their shares of Target Series D Preferred Stock pursuant to the terms hereof.

4.8  SEC Reports and Financial Statements.

(a)     Except as set forth in any annual and quarterly report or registration statement filed by Acquiror with the SEC since December 31, 2012 and prior to the Agreement Date (the “Acquiror SEC Documents”), the Acquiror SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document.

(b)     Except as set forth in the Acquiror SEC Documents, the financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the “Acquiror Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q or Form 10-K under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Acquiror and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Acquiror’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments). Since December 31, 2013, there has been no material change in Acquiror’s accounting policies except as described in the notes to the Acquiror Financial Statements.

5.   Conduct Prior to the Effective Time.

5.1  Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement, including with respect to the Spin-Off Transaction or the Excluded Business, or as consented to in writing by Acquiror, not to be unreasonably withheld, conditioned or delayed), with respect to itself and all of its Subsidiaries: (A) to carry on the Target Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; (B) to pay its debts and Taxes when due subject to any good faith disputes over such debts or Taxes; (C) to pay or perform other obligations when due; (D) to take commercially reasonable measures to protect Target Intellectual Property and Target Technology; and (E) to use all reasonable efforts to preserve intact its present business organizations, maintain the value of the Target Business as a going concern, keep available the services of its present officers and Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any material event or occurrence not in the ordinary course of the Target Business, and of any event which would reasonably be expected to have a Target Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement (including with respect to the Spin-Off Transaction or the Excluded Business) or the Target Disclosure Schedule, Target shall not, and shall cause its Subsidiaries to not, do, cause or permit any of the following, without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed):

(a)     Charter Documents. Cause or permit any amendments to its Restated Certificate or Bylaws.

(b)     Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock and except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it.

(c)     Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any stock plan or authorize cash payments in exchange for any options or other rights granted under any of such plans or adopt any form of equity based compensation plan, except as required pursuant to and in accordance with Contracts as in effect as of the date of this Agreement and set forth on Section 3.23(a) of the Target Disclosure Schedule.

(d)     Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Capital Stock pursuant to the exercise of stock options and other rights therefor outstanding as of the date of this Agreement.

(e)     Intellectual Property. Enter into or amend any Contracts pursuant to which Target transfers or licenses to any Person or entity any rights to its Proprietary Rights or any other party is granted rights of any type or scope with respect to any of Target’s proposed products or Proprietary Rights, other than non-exclusive licenses to customers or suppliers of Target that are made in the ordinary course of business.

(f)     Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than in the ordinary course of business consistent with past practice, and other than the disposition of the SpinCo Equity to be distributed to the Preferred Holders and the assets to be transferred to SpinCo pursuant to and in accordance with the Spin-Off Documentation or a sale of SpinCo in which Target has, and neither Acquiror nor Target will have, no additional liability other than as set forth in the Spin-Off Documentation.

(g)     Indebtedness. Incur any Indebtedness for borrowed money, or guarantee any such Indebtedness, or issue or sell any debt securities or guaranty any debt securities of others in excess of $25,000 in the aggregate.

(h)     Agreements. Enter into, terminate or amend any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof, other than in the ordinary course of business.

(i)     Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $250,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent, or otherwise) that arise after the date hereof other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements, and other than as permitted hereunder.

(j)     Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $25,000 in the aggregate.

(k)     Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies.

(l)     Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business.

(m)     Employee Benefit Plans; New Hires; Pay Increases. Except as contemplated by this Agreement, or as set forth in Section 5.1(m) of the Target Disclosure Schedule: amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with Applicable Law, or hire any new employee, pay any discretionary bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof and listed in Section 3.24 of the Target Disclosure Schedule and except bonuses not material in amount and in the ordinary course of business, consistent with past practice), grant any equity compensation, or increase the benefits, salaries or wage rates of the employees set forth in Section 6.9(b) of the Target Disclosure Schedule except in the ordinary course of business, consistent with past practice.

(n)     Severance Arrangements. Grant or pay any severance or termination pay or benefits to any employee except for payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 3.23 of the Target Disclosure Schedule.

(o)     Lawsuits. Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Target Business, provided that it consults with Acquiror prior to the filing of such a suit or (C) for a breach of this Agreement; or enter into any settlement agreement with respect to any lawsuit.

(p)     Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole.

(q)     Taxes. Make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target.

(r)     Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP.

(s)     Management of Working Capital. Accelerate accounts receivable or delay accounts payable outside of the ordinary course of business so as to maximize the Cash Amount.

(t)     Other. Take or agree in writing or otherwise to take, or permit any of its Subsidiaries to take, any of the actions described in Sections 5.1(a) through (s) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

Notwithstanding the foregoing provisions of this Section 5.1, solely with respect to the Excluded Business, Target shall be permitted to take, and to permit its Subsidiaries to take, actions that are reasonably required in connection with the Spin-Off Transaction in accordance with the Spin-Off Documentation.

5.2  Acquiror Repurchases of Stock. Except with respect to the forfeiture of outstanding shares of restricted stock, Acquiror shall not, between the date hereof and the Effective Time, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or take any other action that would result in a reduction of the number of shares of its capital stock outstanding below 31,530,780 shares.

5.3  No Solicitation.

(a)     From and after the date of this Agreement and until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, neither Target nor its directors, officers, employees, representatives or agents will, directly or indirectly, or otherwise: (i) take any action to solicit, initiate, seek, continue, knowingly encourage, support, assist, participate in any negotiations or communications regarding, or cooperate with any inquiry, proposal or offer from, or furnish any information to, any third party regarding any merger, recapitalization or consolidation with or involving Target or its Subsidiaries or any acquisition or exclusive license of fifty percent (50%) or more of the Target Capital Stock or of the stock or equity of Target’s Subsidiaries or any material assets (any of the foregoing an “Acquisition Proposal”); or (ii) agree to, enter into, accept, approve or recommend any Acquisition Proposal; provided, however, that Target shall not be limited pursuant to this paragraph with respect to the Excluded Business. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal (other than in respect of the Excluded Business alone) without payment of any fee or other penalty.

(b)     Target shall notify Acquiror promptly (and no later than twenty-four (24) hours) after receipt by Target (or its Representatives) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person or entity that informs Target that it is considering making, or has made, an Acquisition Proposal; provided, however, that this sentence shall not apply to an Acquisition Proposal that solely relates to the Excluded Business. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, including the proposed price.

6.   Additional Agreements.

6.1  Solicitation Statement. As promptly as practicable (and in any event within ten (10) Business Days) following the execution of this Agreement, Target shall submit a Solicitation Statement to the Stockholders. Target shall promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Solicitation Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with Applicable Law. The Solicitation Statement and any and all amendments or supplements to the Solicitation Statement submitted to the Stockholders shall be subject to Acquiror’s advance review and approval, not to be unreasonably withheld, conditioned or delayed. Anything to the contrary contained herein notwithstanding, Target shall not include in any such amendment or supplement any information with respect to Acquiror unless the form and content of which information shall have been approved by Acquiror prior to such inclusion.

6.2  Approval of Stockholders. Target shall immediately after the execution of this Agreement take all action necessary in accordance with Delaware Law, other Applicable Law and the Restated Certificate and Bylaws of Target to obtain Executed Written Consents executed by (i) the executive officers of Target and the members of Target’s board of directors (to the extent such individuals are stockholders in their individual capacity), and (ii) the stockholders of Target holding (a) at least a majority of the outstanding shares of Target Capital Stock, voting together as a single class on an as-converted basis, (b) at least a majority of the outstanding shares of Target Preferred Stock, voting together as a single class on an as-converted basis, and (c) at least a majority of the outstanding shares of Target Series D Preferred Stock, voting together as a single class on an as-converted basis, and shall deliver such Executed Written Consents to Acquiror no later than four (4) hours after the execution of this Agreement. Subject to Section 6.1, Target shall solicit from all other Stockholders written consents in favor of the Merger and the Spin-Off Transaction, and shall take all other action necessary or advisable to secure the vote or consent of such Stockholders. Target shall obtain from each of its Executive Officers and members of the Board of Directors of Target and their respective affiliates an executed Release and Joinder in the form attached hereto as Exhibit C on or before the Closing, and shall deliver such Release and Joinders to Acquiror.

6.3  Access to Information.

(a)     Subject to compliance with Applicable Law, Target shall afford Acquiror and its accountants, counsel and other Representatives, reasonable access during normal business hours during the period until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time to (i) all of Target’s properties, personnel, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request.

(b)     Subject to compliance with Applicable Law, from the date hereof until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)     No information or Knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.4  Confidentiality. The parties acknowledge that Acquiror (or one of its Affiliates) and Target have previously executed a Non-Disclosure Agreement dated December 1, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto.

6.5  Public Disclosure. Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

6.6  Regulatory Approval; Further Assurances.

(a)     Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity, including any Premerger Notification and Report Forms required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice in order to comply with the HSR Act. Without limiting the generality of the foregoing, Acquiror and Target shall take commercially reasonable actions and shall file and use commercially reasonable efforts (i) to have declared complete all documents and notifications with any such Governmental Entity, as may be required under the HSR Act and (ii) to obtain an early termination of the applicable waiting period. Subject to Sections 6.6(c) and 6.6(d), Target and Acquiror shall respond as promptly as practicable to (1) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (2) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target and Acquiror shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding, and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger.

(b)     Subject to Sections 6.6(c) and 6.6(d), Acquiror and Target shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Sections 6.6(c) and 6.6(d), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, provided, however, neither party shall be required to pay any fees to obtain any such consents; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c)     Each of Acquiror and Target shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use its commercially reasonable efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any such transaction.

(d)     Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Rights, or commit to cause Target to license or otherwise make available to any Person any technology, software or other Proprietary Rights; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.

6.7  Notification of Certain Matters. Each of Target and Acquiror shall give immediate notice to the other if any of the following occurs after the date of this Agreement and prior to the termination of this Agreement or the Effective Time: (a) receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract; (b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) receipt of any notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (d) the occurrence or non-occurrence of any fact or event which would reasonably be expected to cause any condition hereunder not to be or satisfied; (e) the commencement or threat of any action involving or affecting Target or any of its properties or assets; (f) the occurrence or non-occurrence of any fact or event that causes a material breach by Target or Acquiror of any provision of this Agreement applicable to it; (g) the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of such party in this Agreement; and (h) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of Target or Acquiror; provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.

6.8  Cancellation of Target Options. No Target Options, whether vested or unvested, shall be assumed by Acquiror in the Merger.

6.9  Employees.

(a)     From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Effective Time, Target will use commercially reasonable efforts in consultation with Acquiror to retain the Key Employees through the Effective Time and following the Merger.

(b)     All employees of Target or its Subsidiaries who will (i) be terminated by Target immediately prior to the Effective Time, conditioned on the Closing (the “Terminating Employees”), (ii) have their employment transferred to or continued with SpinCo or a SpinCo Subsidiary pursuant to the Asset Transfer Agreement (the “Transferred Employees”), or (iii) remain or continue as employees of Acquiror, Target or their respective Subsidiaries immediately after the Effective Time (the “Continuing Employees”), including identification of employees who will continue on a transitional basis (the “Transition Employees”), will be provided to Acquiror as soon as practicable following the date hereof. Target shall deliver to all Terminating Employees, to the extent required by Applicable Law, all earned but unpaid wages and bonuses, and accrued but unused vacation, sick leave and PTO or other benefits, in each case, earned, accrued or mandated for payment under Applicable Law through the Closing Date (“Accrued Employee Liabilities”), which, together with all unpaid Accrued Employee Liabilities related to the Transferred Employees which are payable by Target, shall be treated as a Target Transaction Expense hereunder. Target shall identify the Accrued Employee Liabilities in writing to Acquiror prior to the Closing Date. Prior to and as a condition of any U.S. Terminating Employee receiving or becoming eligible to receive any severance payment or other similar benefits or compensation due to his or her termination of employment with Target and its Subsidiaries, such U.S. Terminating Employee will be required to execute (and not revoke, if applicable) and return a general release and waiver of claims in favor of Target, Acquiror, the Surviving Corporation and each of their Affiliates (“Waiver”).

(c)     Any and all unpaid severance pay or other Change of Control Liabilities and other benefits payable pursuant to Section 6.9(b) hereof that are payable by Target, other than as a result of action of or on behalf of Acquiror or its Subsidiaries relating to the Continuing Employees after the Closing (collectively, the “Severance Costs”) shall be identified in writing to Acquiror prior to the Closing Date and shall be treated as a Target Transaction Expense hereunder.

(d)      Except as set forth in Section 6.9(d) of the Target Disclosure Schedule, effective no later than the day immediately preceding the Closing Date for any 401(k) Plan and immediately prior to the Effective Time with respect to any Target Employee Plan that is not a 401(k) Plan, and contingent upon the Closing, and subject to local law, Target and any ERISA Affiliate shall approve all necessary corporate action to terminate, and with respect to any Target Employee Plan that is not a 401(k) Plan shall use reasonable best efforts to take any other appropriate actions to effectuate the termination of, all Target Employee Plans, whether or not an ERISA benefit plan, program or arrangement, including any Target Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”) such that Target and its ERISA Affiliates shall have no continuing liability thereunder (including liabilities relating to services performed prior to the Closing) (unless Acquiror provides written notice to Target that any such Target Employee Plans shall not be terminated, which written notice shall be provided at least five (5) Business Days prior to the Closing or such other time period that the parties may mutually and reasonably agree). Target shall provide Acquiror with evidence that such Target Employee Plan(s) has been terminated (effective no later than the day immediately preceding the Closing Date for any 401(k)Plan and no later than immediately prior to the Effective Time with respect to any Target Employee Plan that is not a 401(k) Plan) pursuant to resolutions of the Board of Directors or any applicable committee thereof. The form and substance of such resolutions shall be subject to reasonable review and approval by Acquiror. Target also shall take such other actions in furtherance of terminating such plans as Acquiror may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Target shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than fifteen (15) calendar days prior to the Closing Date.

(e)     Acquiror agrees that, subject to Applicable Law, it shall, or cause an Acquiror subsidiary (including without limitation the Surviving Corporation) to, provide all employees listed on Section 6.9(b) of the Target Disclosure Schedule who (i) have not terminated their employment with Target or its Subsidiaries prior to the Effective Time, (ii) are not Transferred Employees and (iii) are Continuing Employees, the ability to participate in the retirement, health, vacation and other non-equity based employee benefit plans of Acquiror that are generally made available by Acquiror to similarly situated employees of Acquiror, subject to the terms and conditions of each such plan (other than with respect to equity-based benefits) (the “Acquiror Benefit Plans”) and/or continue, in the discretion of Acquiror, participation in Target Employee Plans. No later than six (6) months following the Effective Time, Acquiror shall offer cash retention bonuses totaling no less than $4,000,000, to certain of the Continuing Employees and in individual amounts determined by the Acquiror in its sole discretion. Such retention bonuses shall be paid over a period of two years beginning at the Effective Time based solely on continued employment. Acquiror will review with Target the retention amounts that it has allocated to certain of the Continuing Employees prior to Closing to the extent that such allocations have been made. For the avoidance of doubt, nothing in this Section 6.9(e) shall require Acquiror to adopt any retention policy, plan, arrangement or program.

(f)     To the extent that Acquiror provides the Continuing Employees compensation and benefits through the Acquiror Benefit Plans, Acquiror shall provide credit for service accrued by the Continuing Employees (and their eligible dependents) for employment with Target and its subsidiaries (and their predecessors) prior to the Effective Time for purposes of eligibility and vesting (but not with respect to the accrual of any benefits or to the extent necessary to prevent duplication of benefits). Effective as of, and following, the Closing, to the extent permitted or required by Applicable Law, Acquiror will use commercially reasonable efforts to cause any Acquiror Benefit Plan in which any Continuing Employee participates that is a group health plan (collectively, “Acquiror Welfare Plans”) to (i) waive all limitations as to preexisting conditions, requirements for insurability, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees (and eligible dependents) but only to the extent that such limitations did not apply or were satisfied under the group health plan maintained by Target prior to the Closing, and (ii) honor any payments, charges and expenses of such Continuing Employees (and eligible dependents) that were applied toward the deductible and out-of-pocket maximums for the calendar year in which the Closing occurs under the corresponding Target Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Acquiror Welfare Plan during the calendar year in which the Closing occurs.

(g)     Any and all (i) unpaid Accrued Employee Liabilities related to the Continuing Employees, other than vacation, sick leave and PTO, and (ii) unpaid payments under the Key Employee Retention Plan related to the Continuing Employees and severance payable to Transition Employees shall be identified in writing to Acquiror prior to the Closing Date and shall be treated as a Target Transaction Expense hereunder.

(h)     Within ten (10) Business Days following the Closing Date, as an inducement to their employment with Acquiror, Continuing Employees will be awarded Acquiror RSUs in individual amounts determined by the Acquiror in its sole discretion, subject to all of the terms and conditions set forth therein, by the compensation committee of Acquiror’s board of directors. For the avoidance of any doubt, the total number of Acquiror RSUs allocated shall represent an aggregate of 1,000,000 shares of Acquiror Stock and shall be proportionally adjusted for any change in the capitalization (including without limitation any stock split or reverse stock split) of Acquiror that occurs prior to the grant date of such Acquiror RSUs. Such Acquiror RSUs will be subject to all of the terms and conditions set forth in the recipient’s offer letter or employment agreement with Acquiror and a standard form restricted stock unit agreement to be entered into between each recipient and Acquiror, as may be modified to reflect the recipient’s offer letter or employment agreement not inconsistent with the terms of the Agreement. The vesting conditions shall be based solely on continued employment.

(i)     Nothing in this Section 6.9 or elsewhere in this Agreement shall constitute an amendment to, or be construed as amending, modifying or terminating any benefit plan, program, arrangement or agreement, or be construed to create a right in any employee of Target or Acquiror to employment with Acquiror, the Surviving Corporation, Target or any other Subsidiary or ERISA Affiliate of Acquiror or Target and, subject to any other binding written agreement between an employee and Acquiror, the employment of each U.S. Continuing Employee shall be “at will” employment. Notwithstanding anything in this Agreement to the contrary, no Continuing Employee or other employee of the Target or any of its Subsidiaries, or any beneficiary or dependent thereof, will be deemed to be a third-party beneficiary of this Section 6.9 or any other provision of this Agreement.

(j)     Notwithstanding the foregoing, Acquiror agrees and acknowledges that Acquiror shall be responsible for providing notices and making available the group health care continuation coverage under COBRA (and any state law equivalent) for (i) all of the Continuing Employees and former Continuing Employees (and their respective covered dependents), whose qualifying events (as defined in Code Section 4980B) occur on or after the Effective Time; and (ii) any other employee of Target or an ERISA Affiliates or former employee of Target or its ERISA Affiliates (and their respective eligible covered dependents for whom Acquiror is required to offer or otherwise provide group health continuation under COBRA or any state law equivalent and the parties agree that for this purpose, the parties intend that SpinCo is not deemed to be the “selling group” for purposes of Treasury regulation Section 54.4980B-9; provided that, the Target shall provide Acquiror with the records necessary to identify and administer such responsibilities.

(k)     Acquiror and SpinCo shall cooperate in all respects to insure that their actions do not trigger obligations under WARN or any similar state or local law.  At the Closing, Target shall provide Acquiror with a complete list, by employee name, date and location, of all U.S. employees of Target or its Subsidiaries who have suffered an “Employment Loss,” as such term is defined in WARN in the ninety (90)-day period preceding the Closing (including the Terminating Employees) which shall not number greater than forty (40) at any “Single Site of Employment” (as such term is defined in WARN ), unless WARN notices have been provided to such employees in compliance with WARN or any similar state or local law). During the ninety (90)-day period following the Closing, Acquiror and SpinCo shall provide each other with notice (including employee ID, date and location) of the termination of any U.S. employees of Acquiror, SpinCo, Target or its Subsidiaries, as the case may be, under circumstances that might constitute an Employment Loss. Acquiror and SpinCo agree to work together in good faith in the ninety (90)-day period following the Closing to minimize the likelihood that WARN is triggered. Nothing in this Section 6.9(k) shall be deemed to obligate any acquiror of SpinCo or a buyer of SpinCo’s assets to comply with SpinCo’s obligations under this section.

(l)     Acquiror and Target agree that any liability incurred as a result of triggering WARN in connection with the transactions contemplated by this Agreement shall be borne by Acquiror and the Indemnifying Parties pro rata based on the following: As to Acquiror, the sum of the number of Continuing Employees in the Sunnyvale, CA location who are not Transition Employees, and 50% of the Transition Employees in the Sunnyvale, CA location, divided by the total number of Continuing Employees, Terminated Employees and Transferred Employees, in each case, in the Sunnyvale, CA location (the “Total WARN Employee Base”), and as to the Indemnifying Parties, the sum of the number of Transferred Employees in the Sunnyvale, CA location, Terminating Employees in the Sunnyvale, CA location, and 50% of the Transition Employees in the Sunnyvale, CA location, divided by the Total WARN Employee Base, in each case as measured under WARN (the “WARN Pro Rata Liability”).

(m)     Target and Acquiror shall use reasonable best efforts to give any notices required by law and take whatever other actions with respect to the plans, programs, arrangements and policies described in this Section 6.9 as may be reasonably appropriate or necessary to carry out the arrangements described in this Section 6.9.

(n)     Between the date hereof and the Closing Date, Target and Acquiror shall provide each other with such plan documents and descriptions, employee data or other information shall otherwise cooperate with each other as may be reasonably required to carry out the intent of the arrangements described in this Section 6.9, subject to Applicable Law, including data privacy rules. In addition, between the date hereof and the Closing Date, (i) Target shall not, and shall not cause its subsidiaries and controlled Affiliates to (without obtaining the prior written consent of Acquiror), directly or indirectly, solicit for employment or hire any of the Continuing Employees, or in any way intentionally interfere with Acquiror’s offer and hiring process with respect to the Continuing Employees, and (ii) Target shall use reasonable good faith efforts to assist Acquiror (as and to the extent reasonably requested by Acquiror) in effectuating the acceptance by the Continuing Employees of Acquiror’s offer of employment to them.

(o)     Section 280G Matters

(i)     Target will obtain and deliver to Acquiror, prior to the initiation of the procedure described in ☐subsection (ii) of this Section 6.9(a), an excess parachute payment waiver, in the form previously approved by Acquiror, from each Person who Target reasonably believes is, with respect to Target or any of its Subsidiaries, a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Merger and who would otherwise receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) from Target or any of its Subsidiaries, or from Acquiror or any trade or business (whether or not incorporated) that is a member of a controlled group or which is under common control with Acquiror within the meaning of Section 414 of the Code, under Section 280G of the Code as a result of the Closing or the consummation of the Merger or the Spin-Off Transaction (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the Merger or the Spin-Off Transaction). By the execution of such waiver agreement, the Person executing the waiver will agree to waive all of his or her right and entitlement to receive (or if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” which would cause the Person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless Target’s stockholders approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

(ii)     Target will submit the payments which are waived pursuant to the waiver agreements described in ☐subsection (i) of this Section 6.9(a) to its stockholders and the holders of the voting power of any entity stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

6.10  Spin-Off Transaction. For purposes of establishing a separate entity to operate what is now Target’s Access and Digital Home businesses, as such businesses are more particularly described in Schedule 6.10 (collectively, the “Excluded Business”), and ensuring that such Excluded Business will not be part of the business of the Surviving Corporation after the Effective Time, prior to the Closing:

(a)     Target shall form a company (“SpinCo”) as its wholly-owned subsidiary pursuant to organizational documents substantially in the form attached hereto as Exhibit F;

(b)     Target, the applicable Subsidiaries of Target, and SpinCo shall enter into an Asset Transfer Agreement substantially in the form attached hereto as Exhibit G; and

(c)     SpinCo, the Surviving Corporation and, as applicable, Acquiror shall enter into a License Agreement and a Transition Services Agreement substantially in the form attached hereto as Exhibits H-1 and H-2, respectively, each of which will take effect at the Effective Time (the “Spin Effective Time) and be subject to consummation of the Merger.

The agreements and other documents referred to in the foregoing Subsections (a), (b) and (c) of this Section 6.10 shall be referred to collectively as the “Spin-Off Documentation”. The parties hereto shall cooperate reasonably with each other and with the respective Representatives of the other parties in connection with any documents to be executed or other actions to be taken as may be necessary or advisable for purposes of consummating the Spin-Off Transaction.

6.11  Expenses. Whether or not the Merger or the Spin-Off Transaction is consummated, all Transaction Expenses and any other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. For purposes of clarity, and notwithstanding the foregoing, (i) any unpaid Target Transaction Expenses, which shall include those Transaction Expenses set forth on Schedule 6.11 attached hereto and any other items explicitly designated as Target Transaction Expenses hereunder, shall be deducted from the Cash Amount paid hereunder, as provided in the applicable provisions of this Agreement, and (ii) neither the Surviving Corporation nor Acquiror shall be responsible for payment or reimbursement of the Target Transaction Expenses.

6.12  Contract Consents. Target shall use its commercially reasonable efforts to obtain all of the consents set forth in Section 3.15(b) of the Target Disclosure Schedule.

6.13  Contract Termination. Each of the Contracts listed or described on Schedule 6.13 shall have been terminated, and Target shall have delivered to Acquiror documentation satisfactory to Acquiror of such termination.

6.14  Tax Matters.

(a)     No Changes. Without the prior written consent of Acquiror (which shall not be unreasonably withheld), from the date hereof through the Closing Date, Target shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target.

(b)     Allocation of Taxes. In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(c)     Preparation of Returns. Acquiror shall prepare or cause to be prepared and file or cause to be filed all Returns for Target for the Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date. All Returns filed by Acquiror after the Closing Date will be prepared in a manner consistent with the past practice and custom of Target to the extent consistent with Applicable Law; provided, however, that any income Tax Return reflecting the Spin-Off Transaction shall be prepared in a manner consistent with the tax reporting methodology set forth in the Spin-Off Documentation. Acquiror shall permit the Stockholders’ Agent to review and comment on each income Tax Return relating to or including a Pre-Closing Tax Period prior to filing and shall make such revisions to such Tax Returns as reasonably requested.

(d)     Tax Contests. After the Closing Date, Acquiror, Target and the Stockholders’ Agent, respectively, shall inform the other party in writing of the commencement of any audit, examination, proceeding or self-assessment relating in whole or in part to Taxes for a Pre-Closing Tax Period (“Tax Contest”) for which Acquiror may be entitled to indemnity from the Indemnifying Parties under this Agreement. After the Closing Date, Acquiror shall have the exclusive right to represent the interests of Target in any and all Tax Contests; provided, however, that the Stockholders’ Agent shall have the right to participate in any such Tax Contest and to employ counsel at its own expense of its choice (which counsel shall be reasonably acceptable to Acquiror) for purposes of such participation to the extent that any such Tax Contest would reasonably be expected to result in a Tax indemnification liability of the Indemnifying Parties pursuant to this Agreement. In the event that Acquiror proposes to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to Target that would result in an indemnity payment by the Indemnifying Parties, the Stockholders’ Agent shall have the right to review such proposed compromise, settlement, consent or agreement. Acquiror shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a liability of the Indemnifying Parties for indemnification unless the Stockholders’ Agent consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed. The provisions of this Section 6.14(d) shall govern rather than the provisions of Section 9.9 in the event of any conflict.

(e)     Cooperation. Acquiror, Target and the Stockholders’ Agent shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return required of Target, and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by Target for a Pre-Closing Tax Period. Acquiror, Target and the Stockholders’ Agent agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority.

(f)     Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid by the Indemnifying Parties when due. The party responsible under Applicable Law for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by Applicable Law, Acquiror or Target shall join in the execution of any such Returns and other documentation.

(g)     Pre-Closing Tax Estimated Amount. No less than five (5) Business Days prior to the Closing, Target shall deliver to Acquiror a statement setting forth the Target’s good faith estimate of the Pre-Closing Tax Estimated Amount, which shall be itemized by category of Taxes set forth in the Pre-Closing Tax Schedule and set forth such estimated amount for each such Category. In addition, to the extent any such category includes, in whole or in part, any Taxes of Target arising from or relating to the Spin-Off Transaction, Target shall set forth in such statement its good faith estimate of the total amount of any such Taxes (the “Pre-Closing Spin-Off Tax Estimated Amount”). For the sake of clarity, it is acknowledged and agreed that the Pre-Closing Spin-Off Tax Estimated Amount shall be deemed part of and included under the Pre-Closing Tax Estimated Amount.

6.15  Target Cash at Closing. Immediately prior to the Closing, all cash and cash equivalents of Target and any of its Subsidiaries, less (i) the amount of the unpaid Target Transaction Expenses and (ii) Taxes of Target attributable to the Pre-Closing Tax Period, shall either (a) constitute Target Cash for the purposes of the definition of Cash Amount, (b) be distributed to the Stockholders as an integral part of the Merger if permitted by and in accordance with the Restated Certificate and Applicable Law, or (c) transferred to SpinCo pursuant to the Spin-Off Documentation (the “Cash Disposition”).

6.16  Indemnification of Officers and Directors of the Company.

(a)     For a period of six (6) years following the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Target pursuant to any indemnification agreements in effect as of the date hereof between the Target and the Target Indemnified Persons, subject to applicable law. For a period of six (6) years following the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Target Indemnified Persons as those contained in the Certificate of Incorporation and Bylaws of the Target as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Target Indemnified Persons; provided that in no event shall Acquiror or the Surviving Corporation be obligated to indemnify such director or officer for any amounts payable by such person pursuant to Article 9 hereof.

(b)     This Section 6.16 is intended to be for the benefit of, and shall be enforceable by the Target Indemnified Persons and their heirs and personal representatives and shall be binding on Acquiror and the Surviving Corporation and its successors and assigns.

(c)     If Acquiror, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.16.

6.17  D&O Insurance. Prior to the Closing, Target shall obtain and fully pay the premium for the non-cancellable extension (the “D&O Tail Policy”) of Target’s existing directors’ and officers’ liability insurance policies (the “Existing D&O Policy”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Target’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Target by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time; provided that Target shall give Acquiror a reasonable opportunity to participate in the selection of such D&O Tail Policy and the ability to designate the broker and carrier of such D&O Tail Policy, subject to Target consent (which shall not be unreasonably withheld) and Target and Target shall select such policy as designated by Acquiror, if such policy provides coverage at least as favorable to such directors and officers as the Existing D&O Policy. The cost of such D&O Tail Policy shall be treated as a Target Transaction Expense hereunder; provided, however, that in the event Acquiror requests that Target purchase coverage in excess of the coverage provided by the Existing D&O Policy, Target shall purchase such excess coverage and the incremental additional cost of the premium related to such excess coverage shall not be treated as a Target Transaction Expense hereunder.

6.18  Securities Filings. Effective as of the Closing Date, the Stockholders’ Agent, on behalf of the Series D Holders, and Acquiror shall enter into a registration rights agreement with respect to the Acquiror Stock Merger Consideration substantially in the form attached hereto as Exhibit K (the “Registration Rights Agreement”). Subject to Acquiror’s receipt of necessary information from Target, within two (2) Business Days after the Closing Date, or as soon thereafter as reasonably practicable, Acquiror shall use commercially reasonable efforts to file a registration statement on Form S-3 (the “Registration Statement”) registering the resale of the Acquiror Stock Merger Consideration. Target shall use its reasonable best efforts: (a) upon Acquiror’s request, assist Acquiror and its Representatives in the preparation of any audited historical and pro forma financial statements of Target that may be required in connection with Acquiror’s SEC reporting obligations related to this Agreement or any of the transactions contemplated hereby (“Required Target Financials”) or the filing of the Registration Statement, (b) promptly furnish such information as Acquiror may reasonably request in connection with such financial statements, the Registration Statement, or related to the performance of Acquiror’s SEC reporting obligations relating to this Agreement or any of the transactions contemplated hereby; and (c) complete, execute, acknowledge and deliver, or use their reasonable best efforts to cause to be completed, executed, acknowledged and delivered by the appropriate Representatives of Target or the Stockholders, in each case, such questionnaires and other documents, certificates and instruments as may be reasonably requested by Acquiror in connection with the filing of the Registration Statement or the financial statements or the performance of Acquiror’s SEC reporting obligations relating to this Agreement or any of the transactions contemplated hereby.

6.19  Investor Questionnaires. As promptly as practicable (but in any event no later than the date on which Target submits the Solicitation Statement to the Stockholders), Target shall distribute an investor questionnaire inquiring as to the “accredited investor” status of each Stockholder as such term is defined under Rule 501 under Regulation D of the Securities Act of 1933. Target shall use commercially reasonable efforts to obtain completed questionnaires from each Stockholder. Following such solicitation, in the event that the parties determine in good faith that an exemption from the registration requirements under the Securities Act is not available, the parties shall in good faith negotiate an alternative structure to the transactions contemplated by this Agreement in order to maintain the relative economic interests of the transaction and the allocation of such interests between Acquiror and the Stockholders.

6.20  Sunnyvale Lease. At all times after the Closing during which SpinCo occupies space at the building located at 1376 Bordeaux Drive in Sunnyvale California (the “Sunnyvale Facility”), SpinCo shall pay rent to the Surviving Corporation with respect to its occupancy of the Sunnyvale Facility in respect of post-Closing periods as set forth in the Transition Services Agreement. From and after the date on which the Surviving Corporation vacates the Sunnyvale Facility, SpinCo pay 100% of the rent at the Sunnyvale Facility set forth in the Transition Services Agreement. Acquiror shall have the right to market the Sunnyvale Facility through a broker selected at the sole discretion of Acquiror, after consultation with SpinCo, immediately after Closing. When the Sunnyvale Facility is vacated by both the Surviving Corporation and SpinCo, Acquiror shall be entitled to an amount equal to the monthly rent of the Sunnyvale Facility for a period of seven and a half (7.5) months following the vacancy of the Sunnyvale Facility by both the Surviving Corporation and SpinCo, offset by any rental income received during such period (the “Rental Amount”). The Rental Amount, if any, shall be disbursed from the Indemnity Escrow Fund to Acquiror in advance on a monthly basis during such 7.5 month period.

7.   Conditions to the Merger.

7.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)     Stockholder Approval. This Agreement, the Merger and the Spin-Off Transaction shall be approved by the Stockholders by the requisite vote under the Delaware Law, other Applicable Law and the Restated Certificate.

(b)     HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the Spin-Off Transaction shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Spin-Off Transaction, which makes the consummation of the Merger or the Spin-Off Transaction illegal.

(d)     Spin-Off Transaction. (i) SpinCo shall have been formed in accordance with Section 6.10, (ii) each of Target, the applicable Subsidiaries of Target, Acquiror and SpinCo shall have executed and delivered the Spin-Off Documentation to which it is a party, and (iii) the Spin-Off Transaction shall have been consummated.

7.2  Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a)     Representations and Warranties. The representations and warranties of Target in this Agreement shall be true and correct in all material respects (without regard to any qualification as to materiality contained in such representation or warranty), on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct in all material respects as of such date, without regard to any qualification as to materiality contained in such representation or warranty).

(b)     Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)     Officer’s Certificate. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by Target’s Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)     Secretary’s Certificate (Target). Acquiror and Merger Sub shall have received from Target’s Secretary, a certificate having attached thereto (i) the Restated Certificate as in effect immediately prior to the Effective Time, (ii) Target’s Bylaws as in effect immediately prior to the Effective Time, (iii) resolutions approved by Target’s Board of Directors authorizing the transactions contemplated hereby, (iv) the executed written consent of the Stockholders approving the Merger, and (v) certificates of good standing (including tax good standing) issued by the Delaware Secretary of State and for each other state where Target is qualified to do business, in each case dated as of a date no more than two (2) Business Days prior to the Effective Date.

(e)     Third Party Consents. All consents and approvals of any Person set forth on Schedule 7.2(e) (the “Required Contract Consents”) shall have been obtained and in full force and effect, and a copy of each such consent or approval shall have been provided to Acquiror at or prior to the Closing.

(f)     No Governmental Litigation. There shall not be pending or overtly threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

(g)     No Other Litigation. There shall not be pending any legal proceeding: (i) that would reasonably be expected to have a Target Material Adverse Effect; or (ii) which would have a materially and adversely affect on the right of Acquiror, the Surviving Corporation or Target to own the assets or operate the business of Target.

(h)     Escrow Agreement. Target, the Stockholders’ Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(i)     Registration Rights Agreement. The Stockholders’ Agent shall have executed and delivered the Registration Rights Agreement.

(j)     Securities Filings. (i) Acquiror shall have received all information to be provided by Target needed to file a registration statement on Form S-3 as contemplated in Section 6.18, including (A) annual, audited statements of revenues and direct expenses for Target, excluding the Excluded Business, for the preceding three (3) years, and statements of acquired assets and assumed liabilities for the preceding two (2) years, with footnotes, which shall be compliant with Regulation S-X, (B) unaudited statements of revenues and direct expenses for Target, excluding the Excluded Business, and statements of acquired assets and assumed liabilities, with footnotes, for the six-month period ending June 30, 2014, in each case, which are required by Rule 3-05 of Regulation S-X.

(k)     Executed Written Consents. The holders of at least seventy percent (70%) of all of the outstanding shares of capital stock of Target on an as-converted to common stock basis, shall have executed the Executed Written Consents and Target shall have obtained and delivered such Executed Written Consents to Acquiror in accordance with Section 6.2.

(l)     No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, or results of operations of Target since the Target Balance Sheet Date, that, individually or in the aggregate, would reasonably be expected to have a Target Material Adverse Effect.

(m)     Dissenters’ Rights. The Appraisal Rights Period shall have passed and expired.

(n)     Termination of Target Employee Plans. The actions to terminate the Target Employee Plans, including 401(k) Plans, as required under Section 6.9(d) shall have been completed in accordance with Section 6.9(d) effective as specified in Section 6.9(d) (unless Acquiror shall have provided written notice to Target that any of such Target Employee Plans shall not be terminated in accordance with Section 6.9(d)) and Target shall have provided Acquiror, at least three (3) days before the Closing Date or such other time period that the parties may mutually and reasonably agree, with evidence of the termination of any such Target Employee Plans (effective as specified in Section 6.9(d)) pursuant to resolutions of the Board of Directors of Target, in accordance with the provisions of Section 6.9(d).

(o)     FIRPTA Documents. Target shall have delivered to Acquiror (i) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the Treasury Regulations, and (ii) the notification to the Internal Revenue Service required under Section 1.897 - 2(h)(2) of the Treasury Regulations.

(p)     Resignation Letters. Target shall have delivered to Acquiror written resignations of all officers and directors of Target effective as of the Effective Time.

(q)     Key Employees. At least eight (8) of the Key Employees shall have remained continuously employed with Target from the date of this Agreement through the Closing and shall not have been taken any action to rescind any Key Employee Agreement.

(r)     Cash Disposition. Target shall have completed the Cash Disposition in accordance with Section 6.15.

(s)     Payment Schedule. Acquiror shall have received the Payment Schedule, accompanied by the Representative Confirmation Letters.

(t)     D&O Tail Coverage. Target shall have obtained the directors’ and officers’ liability insurance tail coverage in accordance with Section 6.17.

7.3  Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a)     Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b)     Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c)     Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)     No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets) liabilities, business, operations or results of operations of Acquiror since the date hereof through the Closing that, individually or in the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect.

(e)     Escrow Agreement. Acquiror shall have executed and delivered the Escrow Agreement.

(f)     Registration Rights Agreement. Acquiror shall have executed and delivered the Registration Rights Agreement.

(g)     Securities Filings. Acquiror shall be eligible to file a registration statement on Form S-3 to effect the registration of the shares of Acquiror Stock to be issued in exchange for shares of Target Series D Preferred Stock pursuant to Section 2.6.

8.   Termination, Amendment and Waiver.

8.1  Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(e) by written notice by the terminating party to the other party):

(a)     by the mutual written consent of Acquiror and Target;

(b)     by either Acquiror or Target if the Merger and the Spin-Off Transaction shall not have been consummated by January 15, 2015; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c)     by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d)     by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Acquiror) or Section 7.1 or 7.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within fifteen (15) Business Days following receipt by the breaching party of written notice of such breach from the other party;

(e)     by Acquiror, if there shall have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, that, individually or in the aggregate, has had or is reasonably likely to have a Target Material Adverse Effect; or

(f)     by Acquiror, if the condition set forth in Section 7.1(a) shall not have been satisfied within four (4) hours of the execution and delivery of this Agreement.

8.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.4, 6.5, 6.11 and 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3  Amendment. Subject to the provisions of Applicable Law, prior to the Effective Time, the parties hereto may amend this Agreement only by authorized action at any time before or after the adoption of this Agreement by the Stockholders pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such adoption of this Agreement by the Stockholders, no amendment shall be made which by law requires further approval by the Stockholders without such further Stockholder approval). To the extent permitted by applicable legal requirements, from and after the Effective Time, Acquiror and the Stockholders’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.

8.4  Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9.   Indemnification.

9.1  Release of Escrow Amount.

(a)     Any portion of the Escrow Amount not previously released to, or permitted to be retained by, Acquiror as a result of an indemnification claim by Acquiror shall be released to the Series D Holders and Target Retention Bonus Plan Participants on the Release Date pursuant to the Escrow Agreement; provided, however, that a portion of the Indemnity Escrow Amount, which is reasonably necessary (as determined in accordance with Section 9.3) to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined in Section 9.3) theretofore delivered to the Stockholders’ Agent prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date, shall remain in the Indemnity Escrow Fund until such claims have been resolved.

(b)     On the Release Date, pursuant to the Escrow Agreement, the Escrow Agent shall release;

(i)     to the Series D Holders (through the Payment Agent) their Pro Rata Portion of ninety percent (90%) of the relevant Escrow Amount, less with respect to each such Series D Holder a portion of the Indemnity Escrow Amount with a value (as determined pursuant to Section 9.3) equal to the sum of (1) such Series D Holder’s Pro Rata Portion of ninety percent (90%) the relevant Escrow Amount previously released to Acquiror in accordance with Section 9.3; and (2) in the case of the Indemnity Escrow Amount, such Stockholder’s Pro Rata Portion of ninety percent (90%) of the Indemnity Escrow Amount that shall remain in the Indemnity Escrow Fund in accordance with the foregoing Subsection (a) of this Section 9.1 with respect to any pending but unresolved indemnification claims of Acquiror.

(ii)     to the Target Retention Bonus Plan Participants (through the Payment Agent) their Pro Rata Portion of ten percent (10%) of the relevant Escrow Amount, less with respect to each such Target Retention Bonus Plan Participant a portion of the Indemnity Escrow Amount with a value (as determined pursuant to Section 9.3) equal to the sum of (1) such Target Retention Bonus Plan Participant’s Pro Rata Portion of ten percent (10%) the Escrow Amount previously released to Acquiror in accordance with Section 9.3; and (2) in the case of the Indemnity Escrow Amount, such Target Retention Bonus Plan Participant’s Pro Rata Portion of ten percent (10%) of the Indemnity Escrow Amount that shall remain in the Indemnity Escrow Fund in accordance with the foregoing Subsection (a) of this Section 9.1 with respect to any pending but unresolved indemnification claims of Acquiror.

Any portion of the Escrow Amount held as a result of clauses (i)(2) or (ii)(2) shall be released to the Series D Holders and the Target Retention Bonus Plan Participants, on the one hand, or released to Acquiror, on the other hand (as appropriate) promptly upon resolution of each specific indemnification claim involved.

9.2  Indemnification by the Indemnifying Parties.

(a)     Subject to the limitations set forth in this Section 9, the Indemnifying Parties shall jointly but not severally indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, Affiliates, attorneys, representatives and employees (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, investigation costs, Taxes and expenses, including, without limitation, costs and expenses arising from claims, demands, actions, causes of action and settlements, including fees and expenses of lawyers, experts and other professionals, but excluding punitive, special, incidental or consequential damages (except in each case to the extent such damages are awarded to a third party in a third party claim) (collectively, “Damages”), resulting from or arising out of:

(i)     any misrepresentation or breach any of the representations and warranties given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by Target to Acquiror;

(ii)     any breach of any covenant or agreement made by Target in this Agreement or in any certificate, instrument or agreement delivered in connection herewith;

(iii)     any appraisal amount issued to any Dissenting Stockholder under the Delaware Law or other Applicable Law in excess of the portion of the Merger Consideration such Dissenting Stockholder would otherwise been entitled pursuant to Section 2.6 if such Dissenting Stockholder had not exercised dissenter or appraisal rights, as well as attorneys’ fees and expenses incurred in connection with any claim for any such appraisal amount;

(iv)     any claim by a Stockholder or former Stockholder of Target that such Stockholder was entitled, under the Restated Certificate, Applicable Law or a Contract, to a greater allocation of the Merger Consideration, or a greater amount of other consideration, than such Stockholder received pursuant to this Agreement;

(v)     any inaccuracies in the Payment Schedule;

(vi)     any Target Transaction Expenses not reflected in the Representative Confirmation Letters;

(vii)     any Indebtedness for borrowed money of Target not paid by Target by the Closing;

(viii)     any claim by a Stockholder or former Stockholder of Target or by a third party that in any way relates to or arises from the Spin-Off Transaction;

(ix)     any third party claim relating to the Excluded Business; or

(x)     any WARN Pro Rata Liability of the Indemnifying Parties pursuant to Section 6.9(l).

(xi)     any Rental Amount pursuant to Section 6.20;

(xii)     any IP matter set forth on Schedule 9.2(a)(xii);or

(xiii)     any commercial matter set forth on Schedule 9.2(a)(xiii).

Notwithstanding anything in this Agreement to the contrary, for the sake of clarity, the Acquiror Indemnified Persons’ right to indemnification under clauses (ii) to (xiii) above shall not be affected by any disclosure made in the Target Disclosure Schedule or other disclosure made by Target.

(b)     Survival of Representations and Warranties and Covenants. All representations and warranties made by Target herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing and shall survive until the Escrow Termination Date; provided, however, that any claims for indemnification involving (i) fraud or intentional misrepresentation or (ii) any breach of any of the representations and warranties contained in Section 3.2 (Authority), 3.5 (Capital Structure), and 3.22 (Taxes) (collectively, the “Fundamental Representations”) shall survive (A) until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or (B) indefinitely if no statute of limitations apply. There shall be no termination of any representation or warranty as to which a claim has been asserted by Acquiror prior to the termination of such survival period. All covenants and agreements which are to be performed prior to or at the Closing shall survive until the Escrow Termination Date, provided that the covenants and agreements in Section 6.10 shall survive until satisfied; all covenants and agreements which are to be performed following the Closing shall survive until satisfied or as otherwise specified in their terms. Other than with respect to those claims that survive indefinitely pursuant to this Section 9.2(b), the Acquiror Indemnified Persons may not assert a claim unless it is asserted on or before the last day of the applicable foregoing survival period. The parties acknowledge that the time periods set forth in this Article 9 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed hereunder by the parties. The parties further acknowledge that the time periods set forth in this Article 9 and elsewhere in the Agreement may be shorter than otherwise provided by law.

(c)     Threshold for Claims. No claim for Damages shall be made under Section 9.2(a)(i) unless the aggregate of Damages for which claims are made hereunder by the Acquiror Indemnified Persons exceeds $300,000 (the “Basket”), in which case the Acquiror Indemnified Person shall be entitled under Section 9.2(a)(i) to be indemnified against and compensated and reimbursed for the entire amount of all Damages including the amount of the Basket; provided, however, that the Basket shall not apply with respect to any Damages arising from, or directly or indirectly related to any claims for indemnification involving (i) fraud or intentional misrepresentation, or (ii) any breach of a Fundamental Representation.

(d)     Cap on Indemnification by Indemnifying Parties. The aggregate amount to be paid by the Indemnifying Parties for claims for Damages made under Section 9 shall not exceed the amount then remaining in the relevant Escrow Funds (the “Cap”); provided, however, that the Cap shall not apply to any Damages based upon claims for indemnification involving (i) fraud or intentional misrepresentation, and (ii) any breach of a Fundamental Representation.

(e)     Recourse from the Escrow Fund. Notwithstanding any contrary provision hereof, except with respect to any Damages arising from, or directly or indirectly related to (i) fraud or intentional misrepresentation and (ii) any breach of a Fundamental Representation, the relevant Escrow Funds shall be the exclusive means for the Acquiror Indemnified Persons to collect any Damages for which they are entitled to indemnification under Section 9 of this Agreement.

(f)     Recourse from the IP Escrow Fund. The IP Escrow Fund shall be available for indemnification pursuant to Section 9.2(a)(xii), and shall not be available for any other matters. Such matters shall be treated as a Third Party Claim pursuant to Section 9.7, except that the Stockholder’s Agent shall be permitted to participate in such settlement discussions, and Acquiror shall consult and cooperate with the Stockholder’s Agent in handling such claim. Any remaining funds in the IP Escrow Fund shall be released to the Indemnifying Parties promptly after the settlement of such matters (the “IP Escrow Termination Date”) (less any amounts necessary to indemnify Acquiror). If, with Acquiror’s prior written consent, such matter is resolved by Target prior to Closing, then, unless such resolution would result in payment obligations of Target after the Closing, the IP Escrow Fund shall never come into effect, and such amounts will be paid to the Indemnifying Parties at Closing as part of the Cash Amount and/or the Target Retention Bonus Plan.

(g)     Recourse from the Commercial Escrow Fund. The Commercial Escrow Fund shall be available for indemnification pursuant to Section 9.2(a)(xiii), and shall not be available for any other matters. Such matters shall be treated as a Third Party Claim pursuant to Section 9.7, except that the Stockholder’s Agent and SpinCo shall be permitted to participate in such discussions, and Acquiror shall consult and cooperate with the Stockholder’s Agent and SpinCo in handling such claim. Damages with respect to the matters set forth in Section 9.2(a)(xiii) shall be net of any proceeds of any sale of equipment which are part of the subject matter of the Contracts set forth on Schedule  9.2(a)(xiii), or discounts in the remaining obligations of the Contracts set forth on Schedule  9.2(a)(xiii). Any remaining funds in the Commercial Escrow Fund shall be released to the Indemnifying Parties promptly after the settlement of such matters (the “Commercial Escrow Termination Date”) (less any amounts necessary to indemnify Acquiror). If, with Acquiror’s prior written consent, such matter is resolved by the Company prior to Closing, then, unless such resolution would result in payment obligations of Target after the Closing, the Commercial Escrow Fund shall never come into effect, and such amounts will be paid to the Indemnifying Parties at Closing as part of the Cash Amount and/or the Target Retention Bonus Plan.

(h)     Other Limitations.

(i)     Notwithstanding Section 9.2(a) or any other provision hereof, (a) the liability of each Indemnifying Party shall not exceed such Indemnifying Party’s Pro Rata Portion of the aggregate Damages, provided that this subclause (a) is subject to the further limitation of each Indemnifying Party’s liability under subclause (c) below, (b) with respect to breaches of Fundamental Representations, the liability of the Indemnifying Party for indemnification under this Section 9 shall be joint but not several, (c) with respect to all claims for indemnification under this Section 9 which are not subject to the Cap, the liability of each Indemnifying Party shall not exceed 100% of such Indemnifying Party’s Pro Rata Portion of the Merger Consideration and/or Target Retention Bonus Plan, subject to clause (e) below, (d) claims for indemnification under this Section 9 shall be the sole and exclusive remedy available to Acquiror Indemnified Persons, other than, in each case, with respect to the liability of a particular Indemnifying Party, instances of fraud or intentional misrepresentation in which such Stockholder participated and (e) with respect to any claim for indemnification under this Section 9 which is not subject to the Cap and which is in an amount that exceeds the Cap, no Target Retention Bonus Plan Participant who is not an Executive Officer shall be liable for the portion of such amount that exceeds the Cap (“Excess Indemnification Liability”).

(ii)     Notwithstanding Section 9.2(a) or any other provision hereof, no Acquiror Indemnified Person shall be entitled to seek recovery with respect to Claims pursuant to Section 9.2(a)(ix) unless and until the Surviving Corporation or any successor or assign has exhausted all remedies available to it against SpinCo or any successor pursuant to the Asset Transfer Agreement. Any recovery under the Asset Transfer Agreement shall reduce the Damages the Acquiror Indemnified Persons are entitled to seek pursuant to this Agreement in respect of such Claim.

(i)     Investigations, Knowledge and Waivers. The Acquiror Indemnified Persons’ right to indemnification under this Section 9 shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by, Acquiror or any of its Affiliates or Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to Target or with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation. The waiver of any condition related to the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon any such representation, warranty, covenant or obligation.

(j)     Calculation. Any Losses as to which indemnification provided for in Section 9 may apply shall be determined net of any actual cash recovery actually received by an Acquiror Indemnified Person with respect to insurance specifically with respect to the specific matter for which indemnification is sought, but such Losses shall include any current or prospective costs associated with obtaining such recovery. This Section 9.2(i) shall not imply and shall not be construed to imply any obligation on the part of any person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be a defense to any indemnification obligation hereunder.

9.3  Indemnification Claims.

(a)     Upon receipt by the Stockholders’ Agent on or before the Release Date of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the Indemnifying Parties set forth in Section 9.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Acquiror shall, subject to the provisions of this Section 9, be entitled to receive from the Escrow Fund a portion of the Escrow Amount having a value equal to such Damages and such amount shall no longer be payable to any of the Indemnifying Parties.

(b)     The Stockholders’ Agent shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to Acquiror a response, in which the Stockholders’ Agent shall: (i) agree that Acquiror is entitled to receive all of the requested Damages (in which case the response shall be accompanied by written notice executed by the Stockholders’ Agent instructing, if applicable, the Escrow Agent to disburse the requested Damages to Acquiror) or (ii) dispute that Acquiror is entitled to receive the requested Damages. Acquiror shall provide the Stockholders’ Agent with reasonable access to information in order for it to evaluate, dispute or agree to any claim for indemnification. With respect to claims for indemnification purportedly made under Section 9.2(a)(xii) or 9.2(a)(xiii), the Stockholders’ Agent’s agreement pursuant to clause (i) above shall not be unreasonably denied, conditioned or delayed.

(c)     If the Stockholders’ Agent disputes any claim or claims made in any Officer’s Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Stockholders’ Agent and shall be delivered to the Escrow Agent, if applicable. The Escrow Agent shall be entitled to rely on any such memorandum for the release of any Escrow Amount to Acquiror in accordance with the terms of such memorandum and the Escrow Agreement.

9.4  Resolution of Conflicts. If no agreement can be reached after good faith negotiations between the parties pursuant to Section 9.3(c), either Acquiror or the Stockholders’ Agent may initiate formal legal action with the applicable court in accordance with Section 10.6 to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties and the Escrow Agent shall be entitled to act in accordance with such decision.

9.5  Stockholders’ Agent.

(a)     The Stockholders’ Agent shall be constituted and is hereby appointed as agent and attorney-in-fact for and on behalf of the Indemnifying Parties and shall have full power and authority to perform all responsibilities of the Stockholders’ Agent set forth in this Agreement, including without limitation, to represent the Indemnifying Parties, to give and receive notices and communications, to authorize the Escrow Agent to release any portion of the Escrow Fund to Acquiror in satisfaction of claims under this Agreement by Acquiror, to object to such releases, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on the Indemnifying Parties’ behalf with respect to the matters set forth herein, in accordance with the terms and provisions set forth herein, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 6.14 and Section 9 and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the interpretation of this Agreement and accomplishment of the foregoing. Such agency may be changed by the vote of the Indemnifying Parties representing a majority in interest of the Escrow Funds from time to time upon not less than ten (10) days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Agent. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Stockholders. The Stockholders’ Agent may not resign unless the Stockholders’ Agent gives Acquiror twenty (20) days’ prior written notice of such resignation.

(b)     The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indemnifying Parties shall severally indemnify, defend and hold the Stockholders’ Agent harmless against any loss, liability damages, claims penalties, fines, forfeitures, actions, fees, costs and expenses (collectively, “Agent Losses”) arising out of Stockholders’ Agent’s execution and performance of this Agreement, the Escrow Agreement, the and each other agreement ancillary hereto, in each case as such Agent Loss is suffered or incurred; provided that such Agent Losses were incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder. The Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholders’ Agent or the termination of this Agreement.

(c)     The Stockholders’ Agent shall have reasonable access to information about Target and the Target Subsidiaries and the reasonable assistance of Target’s and the Target’s Subsidiaries’ officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target or any Target Subsidiary to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d)     If the Stockholders’ Agent shall resign, become incapacitated, disband, die, be liquidated, resign or otherwise be unable to fulfill his or its responsibilities hereunder, the Stockholders shall, by written consent of the Stockholders that held a majority in interest of the Indemnity Escrow Fund, within 10 calendar days after such death or disability, appoint a successor to the Stockholders’ Agent and immediately thereafter notify Acquiror and, if applicable, the Escrow Agent of the identity of such successor. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Stockholders.

(e)     The Expense Fund Amount will be held by the Stockholders’ Agent and will be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any third party expenses pursuant to this Agreement, the Escrow Agreement, and any other agreements ancillary hereto (such amounts as may at any time not yet have been paid or reimbursed to the Stockholders’ Agent or released to the Series D Holders and the Target Retention Bonus Plan Participants, the “Stockholders’ Agent’s Expense Fund”). The Series D Holders and the Target Retention Bonus Plan Participants will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Agent will not be liable for any loss of principal of the Stockholders’ Agent’s Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent will hold these funds separate from his or its personal or corporate funds, will not use these funds for his or its personal or operating expenses or any other personal or corporate purposes and will not voluntarily make these funds available to his or its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Stockholders’ Agent’s responsibilities, the Stockholders’ Agent will deliver the balance of the Stockholders’ Agent’s Expense Fund to the Payment Agent for further distribution to the Series D Holders and the Target Retention Bonus Plan Participants. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Series D Holders and the Target Retention Bonus Plan Participants at the time of Closing.

9.6  Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Indemnifying Parties for whom the Merger Consideration otherwise payable to them is released to Acquiror from the Escrow Fund with respect to the matters set forth herein and shall be final, binding and conclusive upon each Indemnifying Party, and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every Indemnifying Party. Acquiror is hereby relieved from any liability to any Person for any acts done by Acquiror in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

9.7  Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in Damages, Acquiror shall notify and consult with the Stockholders’ Agent with respect to the defense of such claim. Acquiror shall have the right in its sole discretion to defend any such claim, and, subject to receiving the prior written consent of the Stockholders’ Agent, to settle such claim. In the event that the Stockholders’ Agent has consented to any such settlement, the Stockholders’ Agent shall have no power or authority to object under Section 9.3 or any other provision of this Section 9 to the amount of any claim by Acquiror against the Holdback Amount for indemnity with respect to such settlement. Acquiror shall keep Stockholders’ Agent provide periodic updates as to the developments in the defense of such third party claims, and reasonably sufficient information for the Stockholders’ Agent to make a decision with respect to any request for consent.

9.8  Tax Effect of Indemnification Payments. All amounts received by Acquiror Indemnified Persons pursuant to this Section 9 shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.

9.9  Tax Indemnification. In addition to the indemnification obligations set forth in Section 9.2 above, the Indemnifying Parties shall severally indemnify the Acquiror Indemnified Persons and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of Target) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person imposed on Target as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that (i) the Taxes as to which the Acquiror Indemnified Persons shall be entitled to indemnification under clauses (a), (b), and (c), as well as under Section 9.2, shall not include any category of Taxes reflected on the Pre-Closing Tax Schedule, other than any and all Taxes of Target arising from or relating to the Spin-Off Transaction which (A) are included, in whole or in part, under any such category of Taxes reflected on the Pre-Closing Tax Schedule and (B) which exceed the Pre-Closing Spin-Off Tax Estimated Amount, (ii) for the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred by Target in relation to any compensation payments made by Target in connection with the Merger, whether such Taxes are incurred prior to, at, or following the Effective Time, shall be treated as arising in the Pre-Closing Tax Period, and (iii) for the avoidance of doubt, any and all Taxes of Target arising from or relating to the Spin-Off Transaction shall be treated as arising in the Pre-Closing Tax Period. Any indemnification hereunder for Damages with respect to Taxes, including with respect to a breach of any representation or warranty set forth in Section 3.22, shall be limited to Taxes attributable to any taxable period (or portion thereof) ending on or before the Closing Date.

9.10  Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of Target and/or the Indemnifying Parties contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Acquiror to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

10.   General Provisions.

10.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

(a)     if to Acquiror or Merger Sub, to:

Inphi Corporation 2853 Bunker Hill Lane, Suite 300 Santa Clara, CA 95054 Attention: Ford Tamer Fax:(408) 217-3500 Tel:(408) 217-7300

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 Attention: Allison Leopold Tilley Fax: (650) 233-4500 Tel: (650) 233-4545

(b)     if to Target or Stockholders’ Agent, to:

Cortina Systems, Inc. 1376 Bordeaux Drive Sunnyvale, CA 94089 Attention: Bruce Margetson Fax: (408) 481-2306 Tel: (408) 481-2400

with a copy to:

Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention: Aaron J. Alter; Michael E. Coke; Robert T. Ishii Facsimile No.: (650) 493-6811 Telephone No.: (650) 493-9300

10.2  Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

10.3  Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party; provided, however, that each Target Indemnified Person and his or her heirs and personal representatives is an intended third party beneficiary of Section 6.16 and Section 6.17 hereof, entitled to enforce such provisions in accordance with their terms, and each Stockholder is an intended third party beneficiary of Section II hereof, entitled to enforce such provisions in accordance with their terms.

10.4  Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5  Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6  Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Delaware Chancery Court in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

10.7  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8  Specific Enforcement. Each party acknowledges and agrees that the other would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such other party in accordance with their specific terms or were otherwise breached. Accordingly each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

10.9  Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10.10  Interpretation.

(a)     When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of, or a Schedule or Exhibit to this Agreement unless otherwise indicated.

(b)     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)     The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d)     Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

10.11  Waiver of Conflicts Regarding Representation.

(a)     Wilson Sonsini Goodrich & Rosati (“WSGR”) has acted as counsel for the Stockholders, the Target (prior to and including the Effective Time) and the Stockholders’ Agent (collectively, the “Target Parties”) in connection with this Agreement and the transactions contemplated hereby (the “Engagement”) and, in that connection, not as counsel for any other person, including, without limitation, Acquiror or any of its Affiliates (including the Surviving Corporation). Only the Target Parties shall be considered clients of WSGR in the Engagement. If the Stockholders’ Agent so desires, WSGR shall be permitted, without the need for any future waiver or consent, to represent any of the Stockholders or the Stockholders’ Agent after the Closing in connection with any matter related to the matters contemplated by this Agreement, any agreement ancillary thereto or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Stockholders or the Stockholders’ Agent, in any of the foregoing cases including, without limitation, in any dispute, litigation or other adversary proceeding against, with or involving Acquiror, the Surviving Corporation or any of their agents or Affiliates.

(b)     To the extent that communications between a Target Party, on the one hand, and WSGR, on the other hand, relate to the Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Stockholders’ Agent, for and on behalf of the Stockholders. Neither Acquiror nor any of its Affiliates, including the Surviving Corporation, shall have access to (and Acquiror hereby waives, on behalf of each, any right of access it may otherwise have with respect to) any such communications or the files or work product of WSGR, to the extent that they relate to the Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Acquiror acknowledges and agrees, for itself and on behalf of its Affiliates, including the Surviving Corporation, upon and after the Closing: (i) the Stockholders’ Agent, for and on behalf of the Stockholders, and WSGR shall be the sole holders of the attorney-client privilege of the Target Parties with respect to the Engagement, and neither Acquiror nor any of its Affiliates, including the Surviving Corporation, shall be a holder thereof; (ii) to the extent that files or work product of WSGR in respect of the Engagement constitute property of a client of WSGR, only the Stockholders’ Agent, for and on behalf of the Stockholders, shall hold such property rights of any Target Parties and have the right to waive or modify such property rights; and (iii) WSGR shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to Acquiror or any of its Affiliates, including the Surviving Corporation, by reason of any attorney-client relationship between WSGR and the Target Parties or otherwise; provided that, to the extent any communication is both related and unrelated to the Engagement, WSGR shall provide (and the Stockholders’ Agent, for and on behalf of the other Target Parties, shall instruct WSGR to provide) appropriately redacted versions of such communications, files or work product to Acquiror or its Affiliates, including the Surviving Corporation. Notwithstanding the foregoing, in the event that a dispute arises between any of Acquiror or the Surviving Corporation or their Affiliates, on one hand, and any of the Stockholders or the Stockholders’ Agent, on the other hand, concerning the matters contemplated in this Agreement, Acquiror, for itself and on behalf of its Affiliates and the Surviving Corporation and its Affiliates, agrees that Acquiror, the Surviving Corporation and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, files or work product against the Stockholders’ Agent or the Stockholders.

(c)     Without limitation of the foregoing, any other communication between a Target Party, on the one hand, and any Representative of a Target Party (other than WSGR) or any other third person (other than Acquiror and its Affiliates), prior to the Closing and relating to the Engagement shall be deemed confidential information of the Stockholders, and from and after the Closing, such communications shall be deemed to be confidential information that belong solely to the Stockholders’ Agent, for and on behalf of the Stockholders. Prior to the Closing, the Target shall be entitled to transfer possession of such communications (including any tangible and intangible copies of such communications) to the Stockholders’ Agent. Notwithstanding the foregoing, in the event that a dispute arises between any of Acquiror or the Surviving Corporation or their Affiliates, on one hand, and any of the Stockholders or the Stockholders’ Agent, on the other hand, concerning the matters contemplated in this Agreement, Acquiror, for itself and on behalf of its Affiliates and the Surviving Corporation and its Affiliates, agrees that Acquiror, the Surviving Corporation and their Affiliates shall not offer into evidence or otherwise attempt to use or assert the foregoing communications against the Stockholders’ Agent or the Stockholders.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

INPHI CORPORATION

By: /s/ Ford Tamer
Ford Tamer, President and Chief Executive Officer

CATALINA ACQUISITION CORPORATION

By: /s/ Richard Ogawa
Richard Ogawa, Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

CORTINA SYSTEMS, INC.

By: /s/ Bruce Margetson
Bruce Margetson, President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

Solely in his capacity as STOCKHOLDERS’ AGENT

/s/ Bruce Margetson
Bruce Margetson

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of July 30, 2014 (the “Agreement”), by and among Inphi Corporation, a Delaware corporation (“Acquiror”), Catalina Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned Subsidiary of Acquiror, Cortina Systems, Inc., a Delaware corporation (“Target”) and Bruce Margetson, the stockholders’ representative for Target (“Stockholders’ Agent”), solely in his capacity as such, is entered into as of September 25, 2014 in accordance with Section 8.3 of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, subject to satisfaction of all of the Amendment Conditions (as defined below), (i) Acquiror has agreed to increase the Merger Consideration to be paid by an amount equal to the Junior Preferred Acquiror Contribution (as defined below), which shall be allocated to the Junior Preferred Holders, (ii) the amount of Merger Consideration otherwise due to the Target Retention Bonus Plan Participants shall be reduced in an amount equal to the Junior Preferred Carve Out Contribution (as defined below), which shall instead be allocated to the Junior Preferred Holders, and (iii) thirty-three percent (33%) of the amounts of Merger Consideration otherwise due to the Series D Holders following the receipt by the Series D Holders of 100% of their invested capital in Target shall instead be allocated to the Junior Preferred Holders;

WHEREAS, Target’s Restated Certificate shall be amended (the “Charter Amendment”) to provide that the allocation set forth in the Agreement (as amended by the Amendment) of the Merger Consideration is permitted under the provisions of the Restated Certificate (as amended by the Charter Amendment), which Charter Amendment shall be effective upon the satisfaction of all of the Amendment Conditions (as defined below);

WHEREAS, the board of directors of Target has, by resolutions duly adopted: (i) approved this Amendment in accordance with the provisions of Delaware Law; (ii) directed that this Amendment be submitted to the stockholders of Target for their adoption by written consent in accordance with Applicable Law and the Restated Certificate and Bylaws; (iii) recommended that the stockholders of Target adopt this Amendment; (iv) approved the Charter Amendment in accordance with the provisions of Delaware Law; (v) directed that the Charter Amendment be submitted to the stockholders of Target for their adoption by written consent in accordance with Applicable Law and the Restated Certificate and Bylaws; (vi) recommended that the stockholders of Target adopt the Charter Amendment; and

WHEREAS, as of the date hereof and as a condition to the execution of this Amendment, Target has received voting agreements from Stockholders representing in excess of seventy-two percent (72%) of the voting power of Target Capital Stock, including from each significant holder of Target Preferred Stock, pursuant to which such Stockholders have agreed to vote their shares of Target Capital Stock in favor of the Merger Agreement (as amended by this Amendment) and in furtherance of the consummation of the Merger;

NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.             Amendment Conditions; Termination.

(a)     For purposes of this Amendment, the term “Amendment Conditions” shall mean the adoption of this Amendment by the affirmative vote or written consent of the holders of (i) at least eighty-five percent (85%) of the outstanding shares of Target Capital Stock, voting together as a single class on an as-converted basis, (ii) at least a majority of the outstanding shares of Target Preferred Stock, voting together as a single class on an as-converted basis, and (iii) at least a majority of the Target Series D Preferred Stock, voting together as a single class on an as-converted basis, in accordance with Applicable Law and the Restated Certificate and the Bylaws. Target shall ensure that no vote or consent adopting or approving this Amendment or the Charter Amendment, nor any voting agreement relating thereto, shall have the effect of revoking, nullifying or modifying in whole or in part any vote or consent approving the Agreement and the Merger, or any release in connection with the Merger, which was made or granted by any holder of Target Capital Stock prior to such vote or consent adopting this Amendment or prior to the execution of such voting agreement.

(b)     If, prior to the Closing, each of the Amendment Conditions are satisfied, the Agreement shall be amended as set forth in Section 2 below, effective as of the date on which the last of the Amendment Conditions is satisfied. If one or more of the Amendment Conditions are not satisfied prior to the Closing, this Amendment shall terminate (without the Agreement having been amended as set forth in Section 2 below) and be of no further force or effect. Unless and until all of the Amendment Conditions have been satisfied, or unless the Agreement is terminated pursuant to Section 8.1 thereof, the Agreement shall continue to be in full force and effect, and binding on all of the parties thereto (without having been amended pursuant to this Amendment).

2.             Amendment of the Merger Agreement. If the Amendment Conditions are satisfied as set forth in Section 1(b):

(a)           The following definitions shall be added to Section 1 of the Agreement:

““Base Merger Consideration” means the Cash Amount plus the Acquiror Stock Merger Consideration minus the Indemnity Escrow Amount plus the Indemnity Escrow Amount (or portion thereof) if, as and when payable from the Indemnity Escrow Fund in accordance with the provisions of this Agreement and the Escrow Agreement, minus the IP Escrow Amount plus the IP Escrow Amount (or portion thereof) if, as and when payable from the IP Escrow Fund in accordance with the provisions of this Agreement and the Escrow Agreement, minus the Commercial Escrow Amount plus the Commercial Escrow Amount (or portion thereof) if, as and when payable from the Commercial Escrow Fund in accordance with the provisions of this Agreement and the Escrow Agreement, minus the Stockholders’ Agent’s Expense Fund plus the Stockholders’ Agent’s Expense Fund (or portion thereof) if, as and when payable from the Stockholders’ Agent’s Expense Fund in accordance with the provisions of this Agreement and the Escrow Agreement.

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“Carve Out Deduction Amount” means the aggregate of the Carve Out Indemnity Escrow Amount, the Carve Out IP Escrow Amount, the Carve Out Commercial Escrow Amount and the Carve Out Expense Amount.

“Carve Out Expense Amount” means $10,000.

“Carve Out Indemnity Escrow Amount” means ten percent (10%) of the Indemnity Escrow Amount.

“Carve Out IP Escrow Amount” means $75,000.

“Carve Out Commercial Escrow Amount” means $415,000.

“Junior Preferred Acquiror Contribution” means an amount equal to six hundred thousand dollars ($600,000).

“Junior Preferred Carve Out Cash Amount” means the Junior Preferred Carve Out Contribution minus the product of the Carve Out Deduction Amount multiplied by the Junior Preferred Carve Out Share.

“Junior Preferred Carve Out Contribution” means an amount equal to six hundred thousand dollars ($600,000).

“Junior Preferred Carve Out Share” means the percentage equal to the quotient of the Junior Preferred Carve Out Contribution divided by the Carve Out Cash Amount.

“Junior Preferred Cash Amount” means the aggregate of the Junior Preferred Acquiror Contribution and the Junior Preferred Carve Out Cash Amount.

“Junior Preferred Consideration” means the aggregate of (i) the Junior Preferred Cash Amount, (ii) any amounts distributed in respect of shares of Target Junior Preferred Stock in connection with a distribution from an Escrow Fund pursuant to Section 9.1(b)(iii), (iii) any amounts distributed in respect of shares of Target Junior Preferred Stock in connection with a distribution from the Stockholders’ Agent’s Expense Fund pursuant to Section 9.5(e) and (iv) any amounts distributed in respect of shares of Target Junior Preferred Stock in connection with a Post-Closing Series D Distribution pursuant to Section 9.11.

“Junior Preferred Holders” means the holders of Target Junior Preferred Stock of record as of immediately prior to the Effective Time.

“Junior Preferred Per Share Cash Amount” means the quotient of (i) the Junior Preferred Cash Amount, divided by (ii) the Junior Preferred Total Amount.

“Junior Preferred Total Amount” means the total number of shares of Target Junior Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

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“Target Junior Preferred Stock” means such shares of Target Preferred Stock as are designated as Series 1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, or as Series C Preferred Stock.”

(b)          The following definitions in Section 1 of the Agreement shall be amended and restated in their entirety as follows:

““Merger Consideration” means the Base Merger Consideration plus the Junior Preferred Acquiror Contribution, plus the SpinCo Equity. Notwithstanding anything else in this Agreement, the parties acknowledge and agree that the SpinCo Equity shall be treated as part of the Merger Consideration and as part of the consideration for the Merger solely for the purposes of the certificate of incorporation of Target and tax reporting, and not for any other purpose.

“Per Participant Cash Amount” means, with respect to each Target Retention Bonus Plan Participant, the product of (i)(A) ten percent (10%) of the Base Merger Consideration (excluding SpinCo Equity), as the amount of such Base Merger Consideration is determined by the Board of Directors of Target in accordance with this Agreement immediately prior to the Effective Time minus (B) the Junior Preferred Carve Out Contribution, multiplied by (ii) the Pro Rata Portion of such Target Retention Bonus Plan Participant. The amount set forth in clause (i) above shall be referred to herein as the “Carve Out Cash Amount.”

“Per Participant Escrow Amount” means, with respect to each Target Retention Bonus Plan Participant, the product of (i)(A) ten percent (10%) of the sum of all Escrow Amounts multiplied by (B) the sum of 1 minus the Junior Preferred Carve Out Share multiplied by (ii) the Pro Rata Portion of such Target Retention Bonus Plan Participant.

“Per Participant Stockholders’ Agent’s Expense Amount” means, with respect to each Target Retention Bonus Plan Participant, the product of (i)(A) ten percent (10%) of the Stockholders’ Agent’s Expense Amount multiplied by (B) the sum of 1 minus the Junior Preferred Carve Out Share multiplied by (ii) the Pro Rata Portion of such Target Retention Bonus Plan Participant.

“Per Share Cash Amount” means the quotient of (i)(A) the Cash Amount minus (B) the Carve Out Cash Amount minus (C) the Junior Preferred Carve Out Contribution, divided by (ii) the Series D Total Amount.

“Pro Rata Portion” means (a) with respect to any Series D Holder, an amount equal to the quotient obtained by dividing (i) the number of shares of Target Series D Preferred Stock held of record by such Stockholder as of immediately prior to the Effective Time, by (ii) the Series D Total Amount, (b) with respect to any Junior Preferred Holder, an amount equal to the quotient obtained by dividing (i) the number of shares of Target Junior Preferred Stock held of record by such Junior Preferred Holder as of immediately prior to the Effective Time, by (ii) the Junior Preferred Total Amount, (c) with respect to any Target Retention Bonus Plan Participant, an amount equal to the quotient obtained by dividing (i) their respective entitlement to payment under the Target Bonus Retention Plan, by (ii) the aggregate entitlement to payments for all Target Retention Bonus Plan Participants; and (d) with respect to any Indemnifying Party, an amount equal to the quotient obtained by dividing (i) such Indemnifying Party’s portion of the Merger Consideration (excluding SpinCo Equity), by (ii) the aggregate Merger Consideration (excluding SpinCo Equity); provided, however, that with respect to any Excess Indemnification Liability, the Pro Rata Portion of an Indemnifying Party shall be equal to the quotient obtained by dividing (y) such Indemnifying Party’s portion of the Merger Consideration (excluding SpinCo Equity), by (z) the aggregate Merger Consideration (excluding SpinCo Equity) payable to all Indemnifying Parties other than Target Retention Bonus Plan Participants who are not Executive Officers.

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(c)           Recital B of the Agreement shall be amended and restated in its entirety as follows:

“In connection with the Merger, the outstanding shares of Target Series D Preferred Stock and Target Junior Preferred Stock at the Effective Time will be converted into the right to receive a portion of the Merger Consideration, and all other Target Capital Stock will be cancelled and retired, upon the terms and subject to the conditions of this Agreement;”

(d)          The proviso following the end of Section 2.6(a)(vi) of the Agreement shall be deleted.

(e)           Section 2.6(b) of the Agreement shall be amended and restated in its entirety as follows:

“Junior Preferred Stock; Other Target Capital Stock.

(i)     At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any Target Capital Stock, each share of Target Junior Preferred Stock issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares and any Excluded Shares) shall be cancelled and converted into the right to receive (without interest) (A) an amount of cash equal to the Junior Preferred Per Share Cash Amount, (B) any cash to be distributed in respect of such share of Target Junior Preferred Stock in connection with a distribution from an Escrow Fund pursuant to Section 9.1(b)(iii) if, as and when such distribution is required to be made, (C) any cash to be distributed in respect of such share of Target Junior Preferred Stock in connection with a distribution from the Stockholders’ Agent’s Expense Fund pursuant to Section 9.5(e) if, as and when such distribution is required to be made, and (D) any cash to be distributed in respect of such share of Target Junior Preferred Stock in connection with a Post-Closing Series D Distribution pursuant to Section 9.11 if, as and when such distribution is required to be made.

(ii)     At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any Target Capital Stock, each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time, including any Excluded Share and each share of Target Common Stock, and any and all rights, benefits, preferences and privileges associated with such share of Target Capital Stock, shall no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall cease to exist.”

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(f)            The first sentence of Section 2.6(e) of the Agreement shall be amended by adding the words “or Target Junior Preferred Stock” following “if such share is Target Series D Preferred Stock,” and the final sentence of Section 2.6(e) shall be amended and restated in its entirety as follows:

“If, after the Effective Time, any Dissenting Shares which were Target Series D Preferred Stock or Target Junior Preferred Stock shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Target Series D Preferred Stock or Target Junior Preferred Stock, the portion of the Merger Consideration to which such Series D Holder or Junior Preferred Holder would otherwise be entitled under this Section 2.6 and the Certificate of Merger less, (i) in the case of a Series D Holder, the portions of the Escrow Amounts to be contributed to the Escrow Funds and the Stockholders’ Agent’s Expense Fund on behalf of such Series D Holder in accordance with such holder’s Pro Rata Portion pursuant to Section 2.10 hereof, and (ii) in the case of a Junior Preferred Holder, any amounts of the Junior Preferred Consideration which will only be distributed to the Junior Preferred Holder in the circumstances described in Sections 2.6(b)(i)(B), 2.6(b)(i)(C) and 2.6(b)(i)(D).”

(g)           Section 2.6(g) of the Agreement shall be amended by deleting the “and” before “(xii)” and adding the following to the end of the first sentence:

“, (xiii) the Pro Rata Portion of each Junior Preferred Holder stated as a percentage, (ix) the portion of the Junior Preferred Cash Amount that each Junior Preferred Holder is eligible to receive pursuant to Section 2.6(b)(i)(A), and (x) the Junior Preferred Cash Amount and the components thereof.”

(h)           Section 2.7(b) of the Agreement shall be amended and restated in its entirety as follows:

“Acquiror to Provide Cash and Acquiror Stock. As soon as reasonably practicable after the Effective Time, and in exchange for the shares of Target Series D Preferred Stock and the shares of Target Junior Preferred Stock outstanding immediately prior to the Effective Time and the cancellation of all other Target Capital Stock and all Target Options outstanding immediately prior to the Effective Time, Acquiror shall deposit with the Payment Agent (i) by wire transfer cash in an amount sufficient to permit the payment of the portion of the Cash Amount to be paid pursuant to Section 2.6(a)(i), which shall not include the Escrow Amount to be deposited with the Escrow Agent pursuant to Section 2.10, (ii) in electronic or book-entry form (A) shares of Acquiror Stock in the amount of the Acquiror Stock Merger Consideration to be delivered pursuant to Section 2.6(a)(ii) and (B) 100% of shares comprising the SpinCo Equity, (iii) by wire transfer cash in an amount sufficient to permit the payment of the Carve Out Cash Amount to be paid pursuant to Section 2.6(f)(i), and (iv) by wire transfer cash in an amount sufficient to permit the payment of the Junior Preferred Cash Amount to be paid pursuant to Section 2.6(b)(i)(A).”

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(i)            Section 2.7(c)(i) of the Agreement shall be amended and restated in its entirety as follows:

“As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail or otherwise deliver to each Series D Holder whose shares of Target Series D Preferred Stock were converted into the right to receive Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Payment Agent) in the form attached hereto as Exhibit E; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Target Series D Capital Stock (the “Series D Certificates”) or represented outstanding shares of Target Junior Preferred Stock (the “Junior Preferred Certificates”) in exchange for Merger Consideration. Upon surrender of a Series D Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Series D Certificate shall be entitled to receive in exchange therefor (A) an amount in cash equal to the portion of the Cash Amount that such holder is eligible to receive pursuant to Section 2.6(a)(i), which shall not include such portion of the Cash Amount to be deposited by Acquiror with the Escrow Agent on such holder’s behalf pursuant to Section 2.10 hereof, and (B) the aggregate number of shares of Acquiror Stock that such holder is eligible to receive pursuant to Section 2.6(a)(ii). Upon surrender of a Junior Preferred Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Junior Preferred Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the portion of the Junior Preferred Cash Amount that such holder is eligible to receive pursuant to Section 2.6(b)(i)(A). Any Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Series D Preferred Stock or Target Junior Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the portion of the Merger Consideration which shall be issued for such Target Series D Preferred Stock or Target Junior Preferred Stock.”

(j)            Section 2.8(g) of the Agreement shall be amended by adding the words “and Target Junior Preferred Stock” after each instance of “shares of Target Series D Preferred Stock.”

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(k)           Section 2.9 of the Agreement shall be amended by adding the words “or Target Junior Preferred Stock” after “In the event any Certificates representing Target Series D Preferred Stock.”

(l)            Section 4.7 of the Agreement shall be amended by adding the words “and Target Junior Preferred Stock” after each instance of “Target Series D Preferred Stock.”

(m)          The following new sentence shall be inserted immediately after the second sentence of Section 6.18 of the Agreement, such that it becomes the third sentence of Section 6.18 of the Agreement:

“Notwithstanding the foregoing, if Acquiror waives the condition set forth in Section 7.2(j) in whole or in part, then the immediately-prior sentence of this Section 6.18 of the Agreement automatically shall be deemed to have been deleted, and Acquiror shall use commercially reasonable efforts to prepare (including by using commercially reasonable efforts to, or causing the Surviving Corporation to use commercially reasonable efforts to, complete the preparation of the Required Target Financials) a registration statement on Form S-3 (the “Registration Statement”) registering the resale of the Acquiror Stock Merger Consideration and to file the Registration Statement within two (2) Business Days after the date the Required Target Financials are complete, or as soon thereafter as reasonably practicable.

(n)           Section 6.20 of the Agreement shall be amended and restated in its entirety as follows:

“Sunnyvale Lease. At all times after the Closing during which SpinCo occupies space at the building located at 1376 Bordeaux Drive in Sunnyvale, California (the “Sunnyvale Facility”), SpinCo shall pay 100% of the Lease Payments (as defined in the Transition Services Agreement referred to in Section 6.10(c) hereof (the “Transition Services Agreement”)) to Acquiror in accordance with the Transition Services Agreement. Acquiror shall have the right to market the Sunnyvale Facility through a broker selected at the sole discretion of Acquiror, after consultation with SpinCo, immediately after Closing. When the Sunnyvale Facility is vacated by both the Surviving Corporation and SpinCo, Acquiror shall be entitled to an amount equal to the monthly rent of the Sunnyvale Facility for a period of seven and a half (7.5) months following the vacancy of the Sunnyvale Facility by both the Surviving Corporation and SpinCo, offset by any rental income received by the Surviving Corporation during such period (the “Rental Amount”). The Rental Amount, if any, shall be disbursed from the Indemnity Escrow Fund to Acquiror in advance on a monthly basis during such 7.5 month period. The amount of any Lease Payment (as defined in the Transition Services Agreement) not paid to the Surviving Corporation by SpinCo within the time period required under the Transition Services Agreement (an “Unpaid Lease Payment”) shall be disbursed from the Indemnity Escrow Fund to Acquiror, provided that SpinCo shall remain liable for the payment of any such Unpaid Lease Payment unless and until such Unpaid Lease Payment has been disbursed in full from the Indemnity Escrow Fund. The amount of any Damages incurred or suffered by the Surviving Corporation after the Closing resulting from or arising out of the Sunnyvale Facility, including, without limitation, any Damages resulting from or arising out of the marketing of the Sunnyvale Facility by Acquiror pursuant to this Section 6.20 or any loss or reduction of the amount of rental income received by the Surviving Corporation from subletting the Sunnyvale Facility (the “Additional Sunnyvale Facility Costs”) shall be disbursed from the Indemnity Escrow Fund to Acquiror, but solely to the extent that the aggregate amount of such Additional Sunnyvale Facility Costs exceeds the aggregate amount that has been disbursed to Acquiror as Rental Amounts from the Indemnity Escrow Fund pursuant to this Section 6.20.”

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(o)           Section 7.2(m) of the Agreement (“Dissenter’s Rights) shall be deleted.

(p)           Section 9.1(b)(ii) of the Agreement shall be amended and restated in its entirety, a new Section 9.1(b)(iii) shall be added, and the sentence at the end of Section 9.1(b) shall be amended and restated in its entirety, as follows:

“(ii) to the Target Retention Bonus Plan Participants (through the Payment Agent) their Pro Rata Portion of the product of the Carve Out Release Pool multiplied by the sum of 1 minus the Junior Preferred Carve Out Share. The “Carve Out Release Pool” shall mean ten percent (10%) of the relevant Escrow Amount, less (in the case of the Indemnity Escrow Fund) a portion of the Indemnity Escrow Amount with a value (as determined pursuant to Section 9.3) equal to the sum of (1) ten percent (10%) the Escrow Amount previously released to Acquiror in accordance with Section 9.3; and (2) in the case of the Indemnity Escrow Amount, ten percent (10%) of the Indemnity Escrow Amount that shall remain in the Indemnity Escrow Fund in accordance with the foregoing Subsection (a) of this Section 9.1 with respect to any pending but unresolved indemnification claims of Acquiror.

(iii) to the Junior Preferred Holders (through the Payment Agent) their Pro Rata Portion of the product of the Carve Out Release Pool multiplied by the Junior Preferred Carve Out Share.

Any portion of the Escrow Amount held as a result of clauses (i)(2) or (ii)(2) shall be released to the Series D Holders, the Target Retention Bonus Plan Participants and the Junior Preferred Holders (in accordance with this Section 9.1(b)), on the one hand, or released to Acquiror, on the other hand (as appropriate) promptly upon resolution of each specific indemnification claim involved.”

(q)           Section 9.2(h)(i)(c) of the Agreement shall be amended by removing the words “and/or Target Retention Bonus Plan.”

(r)            Section 9.5(e) of the Agreement shall be amended and restated in its entirety as follows:

“The Stockholders’ Agent’s Expense Amount will be held by the Stockholders’ Agent and will be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any third party expenses pursuant to this Agreement, the Escrow Agreement, and any other agreements ancillary hereto (such amounts as may at any time not yet have been paid or reimbursed to the Stockholders’ Agent or released to the Series D Holders, the Target Retention Bonus Plan Participants and the Junior Preferred Holders, the “Stockholders’ Agent’s Expense Fund”). The Series D Holders, the Target Retention Bonus Plan Participants and the Junior Preferred Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Agent will not be liable for any loss of principal of the Stockholders’ Agent’s Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent will hold these funds separate from his or its personal or corporate funds, will not use these funds for his or its personal or operating expenses or any other personal or corporate purposes and will not voluntarily make these funds available to his or its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Stockholders’ Agent’s responsibilities, the Stockholders’ Agent will deliver the balance of the Stockholders’ Agent’s Expense Fund to the Payment Agent for further distribution to the Series D Holders (ninety percent (90%), to the Target Retention Bonus Plan Participants (ten percent (10%) multiplied by the sum of 1 minus the Junior Preferred Carve Out Share) and to the Junior Preferred Holders (ten percent (10%) multiplied by the Junior Preferred Carve Out Share), according to their respective Pro Rata Portions. For tax purposes, the Stockholders’ Agent’s Expense Fund will be treated as having been received and voluntarily set aside by the Series D Holders, the Target Retention Bonus Plan Participants and the Junior Preferred Holders at the time of Closing.”

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(s)           The following shall be added as a new “Section 9.11” to the Agreement:

“Certain Distributions to Junior Preferred Holders. Notwithstanding anything to the contrary in this Section 9, in the event that a distribution is due to the Series D Holders as the result of the release of amounts from an Escrow Fund or from the Stockholders’ Agent’s Expense Fund (each, a “Post-Closing Series D Distribution”), if any portion of the Post-Closing Series D Distribution, when aggregated with the Aggregate Series D Returned Capital as of such date, exceeds the Series D Returned Capital Threshold, 33% of any such excess shall not be distributed to the Series D Holders and shall instead be allocated and paid to the Junior Preferred Holders (according to their respective Pro Rata Portions). The “Series D Returned Capital Threshold” shall equal the aggregate “Original Issue Price” (as defined in the Restated Certificate, including with respect to any adjustments pursuant to the Restated Certificate for any stock dividends, combinations, splits, recapitalizations and the like) in respect of all shares of Target Series D Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time. The “Aggregate Series D Returned Capital” shall equal, as of a given date, the sum of (i) the aggregate amount of all Merger Consideration (excluding the SpinCo Equity) actually received by Series D Holders in respect of their shares of Target Series D Preferred Stock, valuing shares of Acquiror Stock at the closing trading price on the NYSE on the closing date, plus (ii) the aggregate of all proceeds actually received as of such date by the Series D Holders (excluding, for the avoidance of doubt, amounts received by participants in any employee retention bonus carve-out plan of SpinCo) in connection with the disposition (via sale, merger or other transaction) of the SpinCo Equity or the assets of SpinCo, or, if no such disposition has occurred as of such date, ninety percent (90%) of the valuation of the SpinCo Equity as is determined by the Board of Directors of Target prior to the Effective Time following consultation with an independent third party valuation firm.”

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(t)            Exhibit A of the Agreement (Form of Escrow Agreement) shall be amended and restated in its entirety in accordance with Annex A hereto.

(u)           Exhibit H-2 of the Agreement (Form of Transition Services Agreement) shall be amended as follows:

(i)     The definition of “Lease Payment” in Section 1 of Exhibit H-2 shall be amended and restated in its entirety as follows: ““Lease Payment” shall mean an amount equal to (i) the total monthly amount of the Sunnyvale Office lease payment, minus (ii) the total monthly amount of the Sunnyvale Office lease payment paid for by any parties other than the Company and SpinCo for subletting the Sunnyvale Office.”

(ii)     Section 2.1 of Exhibit H-2 shall be amended by replacing the last sentence of such section with the following sentences: “The location and boundaries of the space that will constitute SpinCo’s premises at the Sunnyvale Office, solely for purposes of the immediately preceding sentence and not for purposes of calculating the amounts of the Lease Payments payable to the Company hereunder, will be determined by mutual agreement of the parties. If there are any inconsistencies between the terms of this Agreement and the Merger Agreement regarding the Sunnyvale Office and the Lease Payments, on the one hand, and the terms of the Transfer Agreement, on the other hand, the terms of this Agreement and the Merger Agreement regarding the Sunnyvale Office and the Lease Payments shall govern.”

(iii)     In Section 15.14 of Exhibit H-2, the words “Section 1, Section 2.1,” shall be inserted immediately before the reference to “Section 3.3.”

3.             Full Force and Effect.  Except as expressly amended hereby (which amendments are subject to the satisfaction of all of the Amendment Conditions), the Agreement shall be unmodified and shall remain in full force and effect.

4.             Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

5.             Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

INPHI CORPORATION

By: /s/ Ford Tamer
Ford Tamer
President and Chief Executive Officer

CATALINA ACQUISITION CORPORATION

By: /s/ Richard Ogawa
Richard Ogawa
Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

CORTINA SYSTEMS, INC.

By: /s/ Bruce Margetson
Bruce Margetson
President and Chief Executive Officer

Solely in his capacity as
STOCKHOLDERS’ AGENT

By: /s/ Bruce Margetson
Bruce Margetson

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex A: Amended and Restated Form of Escrow Agreement